Exhibit 10.11

AMENDED AND RESTATED CREDIT AGREEMENT

among

MONRO MUFFLER BRAKE, INC.,

Borrower

RBS CITIZENS, N.A.,

Administrative Agent

BANK OF AMERICA, N.A.,

Syndication Agent

JPMORGAN CHASE BANK, N.A.

and

BRANCH BANKING AND TRUST COMPANY,

Co-Documentation Agents

and

THE LENDERS NAMED HEREIN,

Lenders

SENIOR SECURED CREDIT FACILITY

RBS CITIZENS, N.A.,	MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
Joint Lead Arranger and Bookrunner	Joint Lead Arranger and Bookrunner

June 13, 2011

i

SECTION 5	SECURITY	32

5.1	Collateral	32
5.2	Reaffirmation of Existing Security Documents	33
5.3	Additional Security and Guaranties	33
5.4	Financing Statements	33

SECTION 6	CONDITIONS PRECEDENT	33

6.1	Initial Borrowing	33
6.2	All Borrowings or LCs	33
6.3	Materiality of Conditions	34
6.4	Waiver	34

SECTION 7	REPRESENTATIONS AND WARRANTIES	34

7.1	Purpose of Credit Facility	34
7.2	Corporate Existence, Good Standing, Authority, and Compliance	34
7.3	Subsidiaries	34
7.4	Authorization and Contravention	34
7.5	Binding Effect	35
7.6	Financial Statements; Fiscal Year	35
7.7	Litigation	35
7.8	Taxes	35
7.9	Environmental Matters	35
7.10	Employee Plans	36
7.11	Properties; Liens	36
7.12	Location; Real Estate Interests	36
7.13	Government Regulations	36
7.14	Transactions with Affiliates	36
7.15	Debt	36
7.16	Material Agreements	36
7.17	Insurance	36
7.18	Labor Matters	37
7.19	Solvency	37
7.20	Trade Names	37
7.21	Intellectual Property	37
7.22	Full Disclosure	37

SECTION 8	AFFIRMATIVE COVENANTS	37

8.1	Items to be Furnished	37
8.2	Use of Proceeds	39
8.3	Books and Records	39
8.4	Inspections	39
8.5	Taxes	39
8.6	Payment of Obligations	39
8.7	Expenses	39
8.8	Maintenance of Existence, Assets, and Business	39
8.9	Insurance	39
8.10	Preservation and Protection of Rights	40

8.11	Environmental Laws	40
8.12	Subsidiaries	40
8.13	Indemnification	41
8.14	Further Assurances	41
8.15	Change of Control	42

SECTION 9	NEGATIVE COVENANTS	42

9.1	Taxes	42
9.2	Payment of Obligations	42
9.3	Employee Plans	42
9.4	Debt and Debt Instruments	42
9.5	Liens	42
9.6	Transactions with Affiliates	42
9.7	Compliance with Laws and Documents	42
9.8	Loans, Advances and Investments	43
9.9	Dividends and Distributions	44
9.10	Sale of Assets	44
9.11	Mergers and Dissolutions	44
9.12	Assignment	45
9.13	Fiscal Year and Accounting Methods	45
9.14	New Businesses	45
9.15	Government Regulations	45
9.16	Leases; Sale-Leasebacks; Tax Leases	45
9.17	Subsidiaries	45

SECTION 10	FINANCIAL COVENANTS	45

SECTION 11	DEFAULT	45

11.1	Payment of Obligation	45
11.2	Covenants	45
11.3	Debtor Relief	46
11.4	Judgments and Attachments	46
11.5	Government Action	46
11.6	Misrepresentation	46
11.7	Material Adverse Event	46
11.8	Default Under Other Agreements	46
11.9	LCs	46
11.10	Validity and Enforceability of Loan Papers	47
11.11	Employee Benefit Plans	47

SECTION 12	RIGHTS AND REMEDIES	47

12.1	Remedies Upon Default	47
12.2	Company Waivers	48
12.3	Performance by Administrative Agent	48
12.4	Not in Control	48
12.5	Course of Dealing	48
12.6	Cumulative Rights	48

12.7	Application of Proceeds	48
12.8	Diminution in Value of Collateral	48
12.9	Certain Proceedings	48
12.10	Change of Control	49

SECTION 13	AGREEMENT AMONG LENDERS	49

13.1	Administrative Agent	49
13.2	Expenses	50
13.3	Proportionate Absorption of Losses	50
13.4	Delegation of Duties; Reliance	51
13.5	Limitation of Administrative Agent’s Liability	51
13.6	Delegation of Duties by Administrative Agent	52
13.7	Default; Collateral	53
13.8	Limitation of Liability	53
13.9	Relationship of Lenders	53
13.10	Other Agents	53
13.11	Collateral Matters	53
13.12	Benefits of Agreement	54

SECTION 14	MISCELLANEOUS	54

14.1	Headings	54
14.2	Nonbusiness Days; Time	54
14.3	Communications	55
14.4	Form and Number of Documents	55
14.5	Exceptions to Covenants	55
14.6	Survival	55
14.7	Governing Law	56
14.8	Invalid Provisions	56
14.9	Venue; Service of Process; Jury Trial	56
14.10	Amendments, Consents, Conflicts, and Waivers	57
14.11	Multiple Counterparts	57
14.12	Successors and Assigns; Participations	58
14.13	Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	59
14.14	Confidentiality	59
14.15	Entirety	60
14.16	Government Regulations; USA Patriot Act	60
14.17	No Advisory or Fiduciary Responsibility	60

SCHEDULES AND EXHIBITS

Schedule 1	Parties, Addresses, Committed Sums and Wiring Information
Schedule 6	Conditions Precedent
Schedule 7.2	Jurisdictions of Incorporation and Business
Schedule 7.3	Corporate Structure
Schedule 7.7	Litigation
Schedule 7.9	Environmental Matters
Schedule 7.11	Permitted Liens
Schedule 7.12	Chief Executive Office, Location of Material Assets and Real Estate Interests
Schedule 7.14	Transactions with Affiliates
Schedule 7.15	Permitted Debt
Schedule 7.16	Material Agreements
Schedule 7.20	Trade Names
Schedule 7.21	Intellectual Property
Schedule 9.10	Existing Sale\Leaseback Properties

Exhibit A	Facility Note
Exhibit B	Swing Line Note
Exhibit C	LC Request
Exhibit D	Borrowing Request
Exhibit E	Conversion Request
Exhibit F	Compliance Certificate
Annex I	Financial Covenants Calculation Worksheet
Exhibit G	Assignment Agreement
Exhibit H	Form of Guaranty

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of June     , 2011, (the “Effective Date”) among Monro Muffler Brake, Inc., a New York corporation (“Borrower”), Lenders (defined below), RBS Citizens, N.A., as Administrative Agent for itself and the other Lenders, Bank of America, N.A., as Syndication Agent and JPMorgan Chase Bank, N.A. and Branch Banking and Trust Company, as Co-Documentation Agents.

RECITALS

WHEREAS, Borrower, certain Lenders and RBS Citizens, N.A. (successor to Charter One Bank, N.A.), as Administrative Agent, are parties to the Credit Agreement dated as of July 13, 2005 (as heretofore amended and otherwise modified, the “Existing Credit Agreement”) among Borrower, the Lenders party thereto and RBS Citizens, N.A. (successor to Charter One Bank, N.A.), as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Bank of America, N.A., as Documentation Agent, pursuant to which Lenders agreed to make loans and other extensions of credit to Borrower in an initial aggregate principal amount of $125,000,000, which initial aggregate principal amount was increased to $163,250,000 (the “Existing Facility”), on the terms and conditions set forth in the Existing Credit Agreement.

WHEREAS, Borrower has requested that the aggregate principal amount of the Existing Facility be increased and extended pursuant to a five year senior secured revolving credit facility in an aggregate principal amount of $175,000,000 (the “Facility”) and that the Existing Credit Agreement be amended in certain respects and Lenders are willing to do so upon terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Existing Credit Agreement is hereby amended and restated as follows:

SECTION 1 DEFINITIONS AND TERMS.

1.1 Definitions. As used in the Loan Papers:

ABR means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) one-half of one percent (0.50%) in excess of the Federal Funds Effective Rate in effect on such day and (c) the Adjusted One-Month LIBOR Rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One-Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One-Month LIBOR Rate, respectively.

ABR Borrowing means a Borrowing bearing interest at the sum of the ABR plus the Applicable Margin.

Accountants mean Pricewaterhouse Coopers, LLP or other firm of independent public accountants of nationally recognized standing retained by Borrower or any other firm acceptable to the Lenders.

Acquisition means the acquisition or purchase by Borrower (whether in one or more separate transactions contemplated as part of the same transaction) of assets, including without limitation, stock, partnership, securities, or other interest in any other Person; excluding however, assets purchased in the ordinary course of business which are budgeted as part of the Borrower’s annual capital expenditure budget.

Adjusted Debt means Funded Debt, plus the product of eight (8) times Rental Payments.

Adjusted One-Month LIBOR Rate means an interest rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the sum of (a) 1.00% per annum plus (b) the quotient of (i) the interest rate determined by Administrative Agent by reference to the Reuters Screen LIBOR01 Page (or on any successor or substitute page) to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day, for dollar deposits with a maturity equal to one (1) month divided by (ii) one (1) minus the LIBOR Reserve Percentage (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

Affiliate means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether as general partner, through ownership of a Control Percentage of such Person or the general partner of such Person, by contract or otherwise.

Administrative Agent means RBS Citizens, N.A., and its successor or successors as administrative agent for Lenders under this Agreement.

Agreement means this Credit Agreement, as amended, restated, supplemented, or otherwise modified from time to time in accordance with Section 14.10.

Applicable Margin means at all times during the applicable periods set forth below: (a) with respect to all LIBOR Rate Borrowings, the applicable percentage set forth below in the column entitled “Applicable Margin for LIBOR Rate Borrowings”; (b) with respect to all ABR Borrowings, the applicable percentage set forth below in the column entitled “Applicable Margin for ABR Borrowings”; and (c) with respect to the Commitment Fee, the applicable percentage set forth below in the column entitled “Applicable Margin for Commitment Fee.”

Period		Applicable Margin for
When AD is greater than	And less than or equal to	LIBOR Rate Borrowings	ABR Borrowings	Commitment Fee
	2.75:1.00	1.00%	0.00%	0.20%
2.75:1.00	3.25:.100	1.25%	0.00%	0.25%
3.25:1.00	3.75:1.00	1.50%	0.00%	0.30%
3.75:1.00	4.25:1.00	1.75%	0.00%	0.35%
4.25:1.00		2.00%	0.00%	0.40%

Definition: “AD” is the abbreviation for Adjusted Debt/EBITDAR Ratio.

Adjusted Debt and EBITDAR are calculated for the most recently-completed Four Quarter Period and the ratio of Adjusted Debt to EBITDAR is calculated as of the last day of such Four Quarter Period. The Applicable Margin, as adjusted to reflect such calculations, shall become effective on the date of receipt by the Administrative Agent of the Compliance Certificate applicable to such Four Quarter Period. If Borrower fails to timely furnish to Administrative Agent the Current Financials and any related Compliance Certificate or, if for some other reason, a new Applicable Margin for a current period cannot be calculated, then the Applicable Margin in effect on the last day of the last Four Quarter Period for which the ratio of Adjusted Debt to EBITDAR was calculated shall remain in effect until a new Applicable Margin can be calculated, which new Applicable Margin shall become effective as provided in the immediately preceding sentence. During the period commencing on the Effective Date and ending on the date of the delivery of the Compliance Certificate for the first Four Quarter Period ending after the Effective Date, the Applicable Margin shall be: 1.00% with respect to LIBOR Rate Borrowings, 0.00% with respect to ABR Borrowings and 0.20% with respect to the Commitment Fee

Arranger means RBS Citizens, N.A., as lead arranger and bookrunner, and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger and bookrunner.

Basel III means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date hereof.

Borrower is defined in the preamble to this Agreement.

Borrowing means (without duplication) any amount disbursed by (a) one or more Lenders to or on behalf of Borrower under the Loan Papers, whether such amount constitutes an original disbursement of funds, the continuation of an amount outstanding under the Facility or under the Swing Line Subfacility or the financing of a LC reimbursement obligation under the Facility or (b) any Lender in accordance with, and to satisfy the obligations of any Company under, any Loan Paper.

Borrowing Date means for any Borrowing the date for which funds are requested by Borrower.

Borrowing Request means a request substantially in the form of the attached Exhibit D.

BSA is defined in Section 14.16(a).

Business Day means (a) for all purposes, any day other than Saturday, Sunday, and any other day that commercial banks are authorized by Law to be closed in New York, New York or Boston, Massachusetts and (b) for purposes of any LIBOR Rate Borrowing, a day that satisfies the requirements of clause (a) and is a day that commercial banks are open for domestic or international business in London.

CAPEX means, for any Four Quarter Period, capital expenditures for fixed or capital assets that are required to be capitalized on a balance sheet prepared in accordance with GAAP minus the sum of (a) any net proceeds of sale/leasebacks permitted by Section 9.10 or 9.16, (b) (without duplication) any capital expenditures incurred for equipment purchased and then sold, transferred or otherwise disposed of pursuant to sale/leaseback facilities permitted pursuant to Section 9.10 and (c) any net proceeds from any sales, transfers or other dispositions of any fixed assets permitted by Section 9.10.

Capitalized Lease means any lease the obligation for Rental Payments with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

Cash Equivalents means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government of any agency thereof; (b) certificates of deposit, time deposits, corporate savings accounts overnight bank deposits, bankers acceptances and repurchase agreements of any commercial bank which has capital and surplus in excess of $100,000,000 having maturities of one year or less from the date of acquisition; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Group or P-2 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments; (d) money market accounts or funds with or issued by “Qualified Issuers”; (e) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; and (f) demand deposit accounts maintained in the ordinary course of business with any bank, not in excess of $100,000 in the aggregate on deposit with any such bank or any other financial institution.

Change of Control shall mean the occurrence of one or more of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group, other than the Ownership Group, of (i) shares representing more than thirty-five percent (35%) of the Common Stock, issued and outstanding at any time or (ii) more than sixty percent (60%) of the Preferred Stock, issued and outstanding at any time; or (b) the occupancy of a majority of the seats (other than vacant seats) on the board of directors of Borrower or any Subsidiary of Borrower by persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated. As used in this definition of “Change of Control,” terms defined in the Securities Exchange Act of 1934 or the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof shall have the respective meanings ascribed to them therein.

Change in Law means (i) the adoption of any Law, after the Effective Date, (ii) any change in any Law or in the interpretation or application thereof after the Effective Date or (iii) compliance by any Lender (or, for purposes of Section 3.16(a), by any lending office of such Lender or by any Person controlling such Lender, if any) with any request, guideline or directive (whether or not having the force of Law) of any Tribunal made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203 (signed into law July 21, 2010)) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

Closing Date means June 13, 2011.

Code means the Internal Revenue Code of 1986, as amended from time to time, and related rules and regulations promulgated thereunder by the Internal Revenue Service.

Collateral is defined in Section 5.1.

Commitment Fee is defined in Section 4.3.

Commitment Usage means, at any time, for each Lender, its Facility Commitment Usage.

Committed Sum means, with respect to each Lender, the several obligation of such Lender to lend to Borrower one or more Borrowings in the aggregate principal amounts (which amount is subject to increase as provided in Section 2.6 and to reduction and cancellation as provided in this Agreement, including, without limitation, the provisions of Section 2.5) stated beside such Lender’s name for the Facility on Schedule 1 as most recently amended under this Agreement.

Common Stock means the Borrower’s common stock, $.01 par value per share.

Company or Companies means, at any time, Borrower and each of its Subsidiaries.

Compliance Certificate means a certificate substantially in the form of the attached Exhibit F and signed by a Responsible Officer.

Control Percentage means, with respect to any Person (a) in the case of a corporation, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the Board of Directors of such Person and (b) in the case of a limited partnership, the percentage of the outstanding limited partnership interests of such Person which gives the direct or indirect holder of such limited partnership interests the power to remove the general partner or partners of such Person or to take actions reserved for the limited partners under the applicable limited partnership act.

Conversion Request means a request substantially in the form of the attached Exhibit E.

Current Financials means, at any time, the consolidated Financial Statements of Borrower and its Subsidiaries most recently delivered to (i) RBS Citizens, N.A. (successor to Charter One Bank, N.A.), as administrative agent under the Existing Credit Agreement) or (ii) Administrative Agent under Sections 8.1(a) or 8.1(b), as the case may be.

Debt means (without duplication), for any Person, (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services; (d) obligations of such Person as lessee under Capitalized Leases required to be capitalized under GAAP; (e) reimbursement obligations in respect of bonds or letters of credit; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness of others of the kinds referred to in clauses (a) through (e) above; and (g) indebtedness of others of the kinds referred to in clauses (a) through (f) secured by any Lien on or in respect of any property of such Person whether or not assumed by such Person; provided, however, that all trade accounts payable and accrued expenses incurred in the ordinary course of business of such Person and not overdue shall be excluded from the foregoing.

Debtor Relief Laws means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar Laws affecting creditors’ Rights in effect from time to time.

Default is defined in Section 11.

Defaulting Lender means any Lender, as reasonably determined by Administrative Agent, that has (a) failed to fund any portion of Borrowings or participations in any LC within one (1) Business Day of the date required to be funded by it hereunder, (b) notified Borrower, Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under any other agreement in which it commits to extend credit, (c) failed, within one (1) Business Day after a request by Administrative Agent to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Borrowings and participations in then outstanding LCs and Swing Line Borrowings, (d) otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, or (e) become or is insolvent or has a parent company that has become or is insolvent or become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or to the exercise of control over such Lender or any Person controlling such Lender, by a governmental authority or instrumentality thereof.

Default Rate means an annual rate of interest equal from day to day to the lesser of (a) (i) for the principal of all Borrowings, the applicable interest rate for such Borrowing plus 2%, or (ii) the then-existing ABR plus 2% of all fees, interest and other amounts due hereunder and (b) the Maximum Rate.

Distribution means, with respect to any shares of any capital stock or other equity securities or other interests issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for value of those securities by such Person; (b) the declaration or payment of any dividend on or with respect to those securities by such Person (except distributions in the form of such securities); (c) any loan or advance by that Person to, or other investment by that Person in, the holder of any of those securities; and (d) any other payment by that Person with respect to those securities.

Dollars and $ means lawful money of the United States of America.

EBITDAR means, as determined, on a rolling twelve month basis and in respect of any Person the sum of (a) the Net Income of such Person, plus (b) the Interest Expense of such Person for such period as determined in accordance with GAAP and as such item is reported on such Person’s financial statements, plus (c) the income tax expense of such Person for such period, plus (d) the amount reported as the depreciation of the assets of such Person for such period, computed in accordance with GAAP, and as such item is used in the computation of such Person’s Net Income for such period, plus (e) the amount reported as the amortization of intangibles for such Person for such period, computed in accordance with GAAP, and as such item is used in the computation of such Person’s Net Income for such period, plus (f) Rental Payments.

Effective Date is defined in the Preamble to this Agreement.

Employee Plan means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by any Company.

Environmental Law means any Law that relates to the pollution or protection of the environment or to Hazardous Substances.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and related rules and regulations.

Existing Security Documents means (a) the Security Agreement, (b) the Negative Pledge Agreement, (c) the Stock Pledge Agreement, (d) Grant of Security Interest (Trademarks) and (d) each other security agreement, pledge agreement, negative pledge agreement, mortgage, deed of trust, or other agreement or document, together with all related financing statements and stock powers, executed and delivered by any Person in connection with the Existing Credit Agreement to create a Lender Lien on any of its real or personal property, as each may be amended, supplemented, modified or restated from time to time.

Facility is defined in the recitals to this Agreement.

Facility Commitment Usage means, at any time, the sum of (a) the Principal Debt, whether under the Swing Line Subfacility or otherwise, plus (b) the LC Exposure.

Facility Committed Sum means, at any time, the sum of all Committed Sums for all Lenders under the Facility (as increased, reduced or cancelled under this Agreement, including, without limitation, the provisions of Sections 2.5 and 2.6) then in effect.

Facility Maturity Date means the earlier of (a) June 13, 2016, and (b) the effective date that Lenders’ commitments to lend under the Facility are otherwise cancelled or terminated in accordance with this Agreement.

Facility Note means a promissory note substantially in the form of the attached Exhibit A.

FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof. Solely for purposes of Section 3.19(a) hereof, FATCA shall include any amendments made to FATCA after the date hereof.

Federal Funds Effective Rate means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

Financial Hedge means a swap, collar, floor, cap, or other contract or arrangement between any Company and any Lender or another Person reasonably acceptable to Majority Lenders, that is intended to reduce or eliminate the risk of fluctuations in interest rates or currency exchange rates and that is legal and enforceable under applicable Law.

Financial Statements of a Person means balance sheets, profit and loss statements, reconciliations of capital and surplus, and statements of cash flow prepared (a) according to GAAP, (b) except as stated in Section 1.3, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year, as applicable, and (c) on a consolidated basis if that Person had any consolidated Subsidiaries during the applicable period.

Four Quarter Period means a period of four full consecutive fiscal quarter-annual periods, taken together as one accounting period.

Funded Debt means, when determined, on a rolling twelve-month basis, calculated using the month-end balance for each month on a consolidated basis for the Companies in accordance with GAAP: (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, and (c) obligations of such Person as lessee under Capitalized Leases; excluding notes generated in the ordinary course of business payable within one year not to exceed $5,000,000, trade payables and accrued expenses.

Funding Loss means, without duplication, (a) the administrative or reemployment costs customarily charged by any Lender (consistent with such Lender’s policies with respect to its other customers) when (i) Borrower fails or refuses (for any reason other than Lender’s failure to comply with this Agreement) to take any Borrowing that it has requested under this Agreement, or (ii) Borrower prepays or pays any Borrowing or converts any Borrowing to a Borrowing of another Type, in each case, before the last day of the applicable Interest Period, plus (b) an amount equal to the excess, if any, of the amount of interest that would have accrued on the Borrowing at the elected interest rate during the remainder of the applicable Interest Period (but for such failure, refusal, payment, prepayment or conversion) over the amount of interest that would accrue on the same Type of Borrowing for an interest period of the same duration as the remainder of the applicable Interest Period.

GAAP means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time, applied on a basis consistent with those used in preparation of the audited consolidated financial statements referred to in paragraph (f) of Schedule 6 (except for changes to which Borrower’s Accountants concur).

Grant of Security Interest (Trademarks) means the Grant of Security Interest (Trademarks) dated as of the Closing Date by Borrower in favor of Administrative Agent, as amended, supplemented, modified or restated from time to time.

Guarantor means collectively any and all Subsidiaries of the Borrower now or in the future, including, without limitation, Monro Service Corporation.

Guaranty means a guaranty substantially in the form of the attached Exhibit H.

Hazardous Substance means any substance (a) the presence of which requires removal, remediation, or investigation under any Environmental Law, or (b) that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any Environmental Law.

Hedging Obligation means, with respect to Borrower or any Company, all liabilities of Borrower or such Company to any Lender (or Affiliates of a Lender) under a Financial Hedge.

Interest Coverage Ratio means, in respect of a Person, as of the last day of each fiscal quarter, the ratio of (a)(i) EBITDAR of such Person for the Four Quarter Period ending on such day minus (ii) CAPEX made by such Person during such Four Quarter Period to (b) the sum of (i) Interest Expense of such Person for such Four Quarter Period plus (ii) Rental Payments made by such Person during such Four Quarter Period, in each case determined on a consolidated basis in accordance with GAAP.

Interest Expense means, in respect of a Person, for any Four Quarter Period, all interest paid or accrued and amortization of debt discount with respect to all Funded Debt of such Person for such period (after giving effect to the net cost associated with all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, or other financial arrangements designed to protect such Person against fluctuations in interest rates) and after giving credit for interest income and construction period interest income.

Interest Period is determined in accordance with Section 3.9.

Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, and interpretations of any Tribunal, as in effect from time to time.

LC means a standby letter of credit or a commercial letter of credit (in such form as shall be customary in respect of obligations of a similar nature) issued by Administrative Agent under this Agreement and under an LC Agreement.

LC Agreement means a letter of credit application and reimbursement agreement (in form and substance satisfactory to Administrative Agent) submitted by Borrower to Administrative Agent for a letter of credit for the account of any Company.

LC Exposure means, at any time, (without duplication) the sum of (a) the aggregate undrawn and uncancelled portions of all outstanding LCs plus (b) the aggregate unpaid reimbursement obligations of Borrower under drawings or drafts under any LC, excluding Borrowings to fund such reimbursement obligations under Section 2.3(c).

LC Request means a request substantially in the form of the attached Exhibit C.

Lender Liens means Liens in favor of Lenders, or Administrative Agent on behalf of Lenders, securing any of the Obligation.

Lenders means the financial institutions named on the attached Schedule 1 or on the most recently amended Schedule 1, if any, delivered by Administrative Agent under this Agreement, and, subject to this Agreement, their respective successors and assigns (but not any Participant who is not otherwise a party to this Agreement).

LIBOR Rate Borrowing means a Borrowing bearing interest at the sum of the LIBOR Rate plus the Applicable Margin.

LIBOR means, for any LIBOR Rate Borrowing, for any Interest Period therefor, the offered rate for deposits of Dollars in an amount approximately equal to the amount of such LIBOR Rate Borrowing for a period equal to such Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period. If Administrative Agent cannot determine such offered rate by the British Bankers’ Association, Administrative Agent may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

LIBOR Rate means, relative to a LIBOR Rate Borrowing for any Interest Period, a rate per annum determined by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.

LIBOR Reserve Percentage means, relative to any day of any Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

Lien means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement or encumbrance of any kind and any other arrangement for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners.

Litigation means any action by or before any Tribunal.

Loan Papers means (a) this Agreement, certificates and reports delivered under this Agreement, and exhibits and schedules to this Agreement; (b) the Notes, (c) the Security Documents, (d) all other agreements, documents, and instruments in favor of Administrative Agent or Lenders (or Administrative Agent on behalf of Lenders) ever delivered in connection with or under this Agreement or otherwise delivered in connection with all or any part of the Obligation; (e) all LCs and LC Agreements; (f) any Guaranty; and (g) all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing.

Majority Lenders means at any time (a) prior to the Facility Maturity Date, Lenders having Committed Sums of at least 50.1% of the Facility Committed Sum at such time and (b) on or after the Facility Maturity Date, Lenders having in the aggregate of (i) outstanding Principal Debt and (ii) LC Exposure of at least 50.1% of the total of all Principal Debt and LC Exposure at such time (or, if there is no Principal Debt or LC Exposure then outstanding, Lenders having Committed Sums of at least 50.1% of the Facility Committed Sum immediately prior to Facility Maturity Date).

Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, reasonably is expected to result in any (a) impairment of the ability of any Company to perform any of its payment or other material obligations under any Loan Paper or any Financial Hedge; (b) impairment of the ability of Administrative Agent or any Lender to enforce (i) any of the material obligations of any Company under this Agreement or (ii) any of their respective Rights under the Loan Papers or any Financial Hedge; or (c) material and adverse effect on the business, assets, property, or condition (financial or otherwise) of the Companies as a whole as represented to Lenders in the Current Financials.

Material Agreement means, for any Person, any agreement (excluding purchase orders and purchase agreements for materials, inventory or services in the ordinary course of business) to which that Person is a party, by which that Person is bound, or to which any assets of that Person may be subject, and that is not cancelable by that Person upon thirty (30) or fewer days’ notice without liability for further payment other than nominal penalty, and that requires that Person to pay more than $5,000,000 during any 12-month period.

Maturity Date means, as applicable, the Facility Maturity Date, or the Swing Line Maturity Date.

Maximum Amount and Maximum Rate respectively mean, for a Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligation.

Minority Interests means any shares of stock of any class of a Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in Preferred Stock.

Multiemployer Plan means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which any Company (or any Person that, for purposes of Title IV of ERISA, is a member of Borrower’s controlled group or is under common control with Borrower within the meaning of Section 414 of the Code) is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

Negative Pledge Agreement means the Negative Pledge Agreement dated as of July 13, 2005 between Borrower, Monro Leasing, LLC, Monro Service Corporation and Administrative Agent, as amended, supplemented, modified or restated from time to time.

Net Income means, in respect of a Person, the net income of such Person computed in accordance with GAAP and as such item is reported from time to time on such Person’s statement of income and retained earnings (or similar statement) (after deduction for payment of all taxes); provided however, (i) certain costs that in the past were capitalized in the cost of an acquisition, but are now required to be expensed under Accounting Standards Codification Topic 420 (formerly Statement of Financial Accounting Standards 146), as well as other similar accounting requirements that are issued in the future and require expense treatment of costs that are currently capitalized in the cost of an acquisition, and (ii) expenses in respect of stock options of such Person for such period as determined in accordance with GAAP and as such item is used in the computation of such Person’s Net Income for such period in accordance with Accounting Standards Codification Topic 178 (formerly Financial Accounting Standard 123R), in each case shall be excluded from the computation of Net Income.

Net Worth means as of the date of any determination thereof, the sum of the capital stock of all classes, paid-in-capital and surplus accounts (net of treasury shares) plus (or minus in the case of a deficit) the retained earnings of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, after elimination of (i) Minority Interests; and (ii) the effect, if any, of the Borrower’s interest rate hedging agreements, as determined by the Accountants.

Non-U.S. Lender is defined in Section 3.19(a).

Notes means all outstanding and unpaid Facility Notes, and the Swing Line Note.

Obligation means, collectively (i) all present and future indebtedness and obligations, and all renewals, increases, and extensions thereof, or any part thereof, now or hereafter owed to Administrative Agent or any Lender by any Company under any Loan Paper, together with all interest accruing thereon, fees, costs, and expenses (including, without limitation, all attorneys’ fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Papers or in connection with the protection of Rights under the Loan Papers and (ii) all present and future Hedging Obligations.

OFAC is defined in Section 14.16(a).

Ownership Group means Peter J. Solomon and Donald Glickman, and their spouses or lineal descendants, or any estate of such parties or any trust of which any of the foregoing are the exclusive beneficiaries.

Participant is defined in Section 14.12(b).

PBGC means the Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

Permitted Debt means, collectively, (i) Debt secured by Permitted Mortgages and (ii) Debt described on the attached Schedule 7.15.

Permitted Liens means, collectively, (i) Permitted Mortgages and (ii) Liens described on the attached Schedule 7.11.

Permitted Mortgages means any mortgage in favor of any Lender on Borrower’s premises at the address set forth on the attached Schedule 1 in an aggregate principal amount not to exceed $10,000,000.

Person means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

Potential Default means the occurrence of any event or the existence of any circumstance that would, upon notice or lapse of time or both, become a Default.

Preferred Stock means the Borrower’s Class C Convertible Preferred Stock, $1.50 par value per share.

Prime Rate means, for any day, the rate of interest announced publicly from time to time by Administrative Agent, after taking into account such factors as Administrative Agent shall in its sole discretion deem appropriate, as its prime rate, automatically fluctuating upward and downward with and at the time specified in each such announcement without special notice to Borrower or any other Person. However, Administrative Agent’s prime rate may (i) be one of several interest rates, (ii) serve as a basis upon which effective rates of interest are from time to time calculated for loans referring to the prime rate, and (iii) not be Administrative Agent’s lowest lending interest rate. Administrative Agent may from time to time make various loans at rates of interest having no relationship to such prime rate.

Principal Debt means, at any time, the unpaid principal balance of all Borrowings under the Facility.

Pro Rata and Pro Rata Part means, when determined for any Lender, (a) if there is no Principal Debt or LC Exposure, the proportion (stated as a percentage) that such Lender’s Committed Sum bears to the Facility Committed Sum or (b) if there is any Principal Debt or LC Exposure, the proportion (stated as a percentage) that the sum of (i) the Principal Debt owed to such Lender and (ii) and (without duplication) the LC Exposure of such Lender, bears to the (x) aggregate Principal Debt owed to and (y) (without duplication) the LC Exposure of all Lenders.

Purchaser is defined in Section 14.12(c).

Qualified Issuer means any commercial bank (a) which has capital and surplus in excess of $100,000,000 and (b) the outstanding long term debt securities of which are rated at least A-2 by Standard & Poor’s Ratings Group, Inc. or at least P-2 by Moody’s Investors Service, Inc., or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

Regulation D means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

Regulation U means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

Rental Payments means, as determined, on a rolling twelve month basis ending on the last day of the accounting period covered by the consolidated financial statements of Borrower and its Subsidiaries, and delivered pursuant to this Agreement, (a) the dollar amount of the fixed payments which Borrower or its Subsidiaries are required to make by the terms of any lease to its landlords during such period (excluding, however, the sum of: (i) rentals under Capitalized Leases, (ii) maintenance, repairs, taxes and other similar charges included in such payments, (iii) amounts constituting step rent in accordance with GAAP, (iv) (without duplication) rentals under equipment leases whether operating leases or Capitalized Leases and (v) non-cash rent expense and non-cash rent income under below-market or above-market leases (as determined in accordance with GAAP) under which Borrower or any Subsidiary is or becomes the lessee as a result of any transaction not prohibited by this Agreement), less (b) (x) rental income and (y) amortization of deferred gains on sale-leasebacks, such amortization not to exceed $5,000,000 for purposes hereof.

Reportable Event means an event described in Section 4043 of ERISA excluding any such event for which the notice requirement is waived under applicable regulations of the PBGC.

Representatives means representatives, officers, directors, employees, attorneys, and agents.

Reserve Percentage means, for all Lenders of a LIBOR Rate Borrowing for the relevant Interest Period, the weighted average of the Reserve Requirements, if any, incurred by each Lender on its Pro Rata Part of such Borrowing.

Reserve Requirement means, with respect to any LIBOR Rate Borrowing for the relevant Interest Period, the maximum aggregate reserve requirements (including all basic, supplemental, emergency, special, marginal and other reserves required by applicable Law) applicable to a member bank of the Federal Reserve System for eurocurrency fundings or liabilities.

Responsible Officer means the chairman, president, senior vice-president, executive vice-president, chief executive officer, treasurer, or chief financial officer of Borrower.

Rights means rights, remedies, powers, privileges, and benefits.

Security Agreement means the Security Agreement dated as of July 13, 2005 between Borrower, Monro Leasing, LLC, Monro Service Corporation and Administrative Agent, as amended, supplemented, modified or restated from time to time.

Security Documents means, collectively, (a) the Existing Security Documents and (b) any other security agreement, pledge agreement, negative pledge agreement, mortgage, deed of trust, or other agreement or document, together with all related financing statements and stock powers, in form and substance satisfactory to Administrative Agent and its legal counsel, from time to time executed and delivered by any Person in connection with this Agreement to create a Lender Lien on any of its real or personal property, as each may be amended, supplemented, modified or restated from time to time.

Stock Pledge Agreement means the Stock Pledge Agreement dated as of July 13, 2005 between Borrower and Administrative Agent, as amended, supplemented, modified or restated from time to time.

Solvent means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its liabilities; (b) it has sufficient cash flow to enable it to pay its Debts as they mature; and (c) it does not have unreasonably small capital to conduct its businesses.

Subsidiary of any Person means any entity of which at least 50% (in number of votes) of the stock (or equivalent interests) is owned of record or beneficially, directly or indirectly, by that Person.

Swing Line Borrowing means any Borrowing under the Swing Line Subfacility.

Swing Line Exposure means, at any time, the aggregate principal amount at such time of the outstanding Swing Line Borrowings.

Swing Line Maturity Date means the earlier of (a) June 13, 2016 or (b) the date of the acceleration of maturity of the Swing Line Subfacility in accordance with Section 12.

Swing Line Note means a promissory note substantially in the form of the attached Exhibit B, as amended, supplemented, and restated.

Swing Line Subfacility means the facility under the Facility described in Section 2.4.

Taxes means, for any Person, taxes, assessments or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises, or assets.

Tribunal means any (a) local, state, or federal judicial, executive, or legislative instrumentality; (b) private arbitration board or panel having binding authority with respect to any party to be bound thereby pursuant to a written agreement entered into by such party; or (c) central bank.

Type means any type of Borrowing determined with respect to the applicable interest option.

UCP means the Uniform Customs and Practices for Documentary Credit (1993 version), International Chamber of Commerce Publication No. 500 (as amended or modified from time to time).

USA Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

Wholly-Owned Subsidiary means a Subsidiary owned 100% by Borrower.

1.2 Number and Gender of Words. The singular includes the plural where appropriate and vice versa, and words of any gender include each other gender where appropriate.

1.3 Accounting Principles. Unless otherwise stated, (a) GAAP determines all accounting and financial terms and compliance with financial covenants; (b) all accounting principles applied in a current period must be consistent in all material respects with those applied during the preceding comparable period, unless the change is required by GAAP; provided however, if the Borrower wishes to change an accounting principle that is not consistent with that applied during the preceding comparable period, and is not required under GAAP, such change shall not be effective unless (i) the Borrower shall have objected in writing to determining such compliance on such basis within ten (10) days of delivery to the Administrative Agent of the financial statements relating to such period, or (ii) the Majority Lenders shall so object in writing within thirty (30) days after receipt of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 8.1 hereof, shall mean the Current Financials); and (c) the Borrower shall deliver to the Administrative Agent at the same time as the delivery of any annual or quarterly financial statement under Section 8.1 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the proviso of subparagraph (b) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof. Notwithstanding the foregoing to the contrary, for changes which are required under GAAP where GAAP does not require restatement or pro forma disclosure of the impact of the change on prior periods, the impact of the change on prior periods will only be disclosed if reasonably practical to estimate. Furthermore, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. If either Borrower or Majority Lenders shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to give effect to such change in GAAP. If Administrative Agent and Borrower agree on such amendment, Administrative Agent shall notify Lenders and distribute such amendment to Lenders and unless Majority Lenders object in writing within ten (10) Business Days of the date such notice is delivered to Lenders, such amendment shall become effective in accordance with its terms automatically, without any further action on the part of Borrower, Administrative Agent or Lenders; provided that, until so amended, the Financial Statements required to be delivered by Borrower to Administrative Agent and Lenders pursuant to Section 8.1 hereof shall be accompanied by a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 2 COMMITMENT.

2.1 The Facility. Subject to the provisions in the Loan Papers, each Lender severally and not jointly agrees to lend to Borrower its Pro Rata Part of one or more Borrowings under the Facility which Borrower may borrow, repay, and reborrow under this Agreement:

(a) Each Borrowing under the Facility must occur on a Business Day and no later than the Business Day immediately preceding the Facility Maturity Date;

(b) Each Borrowing must be in an amount not less than (i) $1,000,000 or a greater integral multiple of $100,000 (if an ABR Borrowing other than a Swing Line Borrowing or an ABR Borrowing the proceeds of which are used to repay a Swing Line Borrowing) or (ii) $2,000,000 or a greater integral multiple of $100,000 (if a LIBOR Rate Borrowing); and

(c) When determined, (i) the Facility Commitment Usage may not exceed the Facility Committed Sum and (ii) no Lender’s Pro Rata Part of the Facility Commitment Usage may exceed such Lender’s Facility Committed Sum.

2.2 Borrowing Procedure. The following procedures apply to Borrowings other than Swing Line Borrowings (see Section 2.4) and drawings under an LC (see Section 2.3):

(a) Borrower may request a Borrowing by submitting to Administrative Agent a Borrowing Request. The Borrowing Request must be received by Administrative Agent no later than (i) 12:00 noon on the third Business Day preceding the Borrowing Date for any LIBOR Rate Borrowing or (ii) 11:00 a.m. on the Borrowing Date for any ABR Borrowing. Administrative Agent shall promptly notify each Lender of its receipt of any Borrowing Request and its contents. A Borrowing Request is irrevocable and binding on Borrower.

(b) By 2:00 p.m. on the applicable Borrowing Date, each Lender shall remit its Pro Rata Part of each requested Borrowing by wire transfer to Administrative Agent pursuant to Administrative Agent’s wire transfer instructions on Schedule 1 (or as otherwise directed by Administrative Agent) in funds that are available for immediate use by Administrative Agent. Subject to receipt of such funds, Administrative Agent shall make such funds available to Borrower as directed in the Borrowing Request (unless Administrative Agent has actual knowledge that any applicable condition precedent has not been satisfied by Borrower and has not been waived by Majority Lenders).

(c) Absent contrary written notice from a Lender, Administrative Agent may assume that each Lender has made its Pro Rata Part of the requested Borrowing available to Administrative Agent on the applicable Borrowing Date, and Administrative Agent may, in reliance upon such assumption (but is not required to), make available to Borrower a corresponding amount. If a Lender fails to make its Pro Rata Part of any requested Borrowing available to Administrative Agent on the applicable Borrowing Date, Administrative Agent may recover the applicable amount on demand (i) from that Lender, together with interest at the Federal Funds Effective Rate for the period commencing on the date the amount was made available to Borrower by Administrative Agent and ending on (but excluding) the date Administrative Agent recovers the amount from that Lender or (ii) if that Lender fails to pay its amount upon demand, then from Borrower, together with interest at an annual interest rate equal to the rate applicable to the requested Borrowing for the period commencing on the Borrowing

Date and ending on (but excluding) the date Administrative Agent recovers the amount from Borrower. No Lender is responsible for the failure of any other Lender to make its Pro Rata Part of any Borrowing.

2.3 LC Subfacility.

(a) Subject to the terms and conditions of this Agreement and applicable Law, Administrative Agent agrees to issue LCs under the Facility upon Borrower’s delivery of an LC Request and a duly executed LC Agreement, each of which must be received by Administrative Agent no later than 12:00 noon on the third Business Day before the requested LC is to be issued; provided that the LC Exposure may not exceed $40,000,000 and the Facility Commitment Usage may not exceed the Facility Commitment Sum. Each LC must expire no later than the earlier (i) of five (5) days before the Facility Maturity Date and (ii) one (1) year after such LCs issuance (provided that, LCs may, if so requested by Borrower, be self-extending for up to one additional year with up to one hundred twenty (120) days cancellation notice, but in no event shall the expiration extend beyond the date contemplated by this Section 2.3(a)(i)).

(b) Immediately upon Administrative Agent’s issuance of any LC, Administrative Agent shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation (to the extent of such Lender’s Pro Rata Part of the Facility Commitment Sum) in the LC and all applicable Rights of Administrative Agent in the LC (other than Rights to receive certain fees provided for in Section 4.2). Administrative Agent agrees to provide a copy of each LC to each other Lender promptly after issuance. However, Administrative Agent’s failure to promptly send to Lenders a copy of an issued LC shall not affect the rights and obligations of Administrative Agent and Lenders under this Agreement.

(c) To induce Administrative Agent to issue and maintain LCs, and to induce Lenders to participate in issued LCs, Borrower agrees to pay or reimburse Administrative Agent (i) within one (1) Business Day after Borrower receives notice from Administrative Agent that any draft or draw request has been properly presented under any LC, or, if the draft or draw request is for payment at a future date, within one (1) Business Day before the payment date specified in the draw request, the amount paid or to be paid by Administrative Agent and (ii) promptly, upon demand, the amount of any additional fees Administrative Agent customarily charges for the application and issuance of an LC, for confirming, negotiating or amending LC Agreements, for honoring drafts and draw requests, and taking similar action in connection with letters of credit. If Borrower does not timely pay or reimburse Administrative Agent for any drafts or draw requests paid or to be paid, Administrative Agent shall fund Borrower’s reimbursement obligations as an ABR Borrowing, Pro Rata among the Lenders, under the Facility and the proceeds of the ABR Borrowing shall be advanced directly to Administrative Agent to pay Borrower’s unpaid reimbursement obligations. If funds cannot be advanced under the Facility for the immediately preceding sentence to fund the reimbursement obligations as a Borrowing under the Facility, then Borrower’s reimbursement obligation shall constitute a demand obligation. Borrower’s reimbursement obligations shall accrue interest (x) at the ABR plus the Applicable Margin from the date Administrative Agent pays the applicable draft or draw request through the date Administrative Agent is paid or reimbursed by Borrower and, (y) if funds are not advanced under the Facility, at the Default Rate from the date Administrative Agent pays the applicable draft or draw request through the date Administrative Agent is paid or reimbursed by Borrower. Borrower’s obligations under this Section 2.3(c) are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that Borrower may have at any time against Administrative Agent or any other Person. Administrative Agent shall promptly distribute reimbursement payments received from Borrower to all Lenders according to their Pro Rata Part of the Facility Commitment Sum.

(d) Administrative Agent shall promptly notify Borrower of the date and amount of any draft or draw request presented for honor under any LC (but failure to give notice will not affect Borrower’s obligations under this Agreement). Administrative Agent shall pay the requested amount upon presentment of a draft or draw request unless presentment on its face does not comply with the terms of the applicable LC. When making payment, Administrative Agent may disregard (i) any default or potential default that exists under any other agreement and (ii) obligations under any other agreement that have or have not been performed by the beneficiary or any other Person (and Administrative Agent is not liable for any of those obligations). Borrower’s reimbursement obligations to Administrative Agent and Lenders, and each Lender’s obligations to Administrative Agent, under this Section 2.3 are absolute and unconditional irrespective of, and Administrative Agent is not responsible for, (1) the validity, enforceability, sufficiency, accuracy, or genuineness of documents or endorsements (even if they are in any respect invalid, unenforceable, insufficient, inaccurate, fraudulent, or forged), (2) any dispute by any Company with or any Company’s claims, setoffs, defenses, counterclaims, or other Rights against Administrative Agent, any Lender, or any other Person, or (iii) the occurrence of any Potential Default or Default.

(e) If Borrower fails to reimburse Administrative Agent as provided in Section 2.3(c) and funds are not advanced under the Facility to satisfy the reimbursement obligations, Administrative Agent shall promptly notify each Lender of Borrower’s failure, of the date and amount paid, and of each Lender’s Pro Rata Part of the unreimbursed amount. Each Lender shall promptly and unconditionally make available to Administrative Agent in immediately available funds its Pro Rata Part of the unpaid reimbursement obligation. Such funds are due and payable to Administrative Agent before the close of business on (i) the Business Day Administrative Agent gives notice to each Lender of Borrower’s reimbursement failure if the notice is received by a Lender before 2:00 p.m. in the time zone where such Lender’s office listed on Schedule 1 is located, or (ii) on the next succeeding Business Day after the Business Day Administrative Agent gives notice to each Lender of Borrower’s reimbursement failure, if notice is received after 2:00 p.m. in the time zone where such Lender’s office listed on Schedule 1 is located. All amounts payable by any Lender accrue interest at the Federal Funds Effective Rate from the day the applicable draft or draw is paid by Administrative Agent to (but not including) the date the amount is paid by the Lender to Administrative Agent.

(f) Borrower acknowledges that each LC is deemed issued upon delivery to the beneficiary or Borrower. If Borrower requests that any LC be delivered to Borrower rather than the beneficiary, and Borrower subsequently cancels that LC, Borrower agrees to return it to Administrative Agent together with Borrower’s written certification that it has never been delivered to the beneficiary. If any LC is delivered to the beneficiary under Borrower’s instructions, Borrower’s cancellation is ineffective without Administrative Agent’s receipt of the LC and the beneficiary’s written consent to the cancellation.

(g) Administrative Agent agrees with each Lender that it will examine all documents with reasonable care to ascertain that each appears on its face to be in accordance with the terms and conditions of the LC. Each Lender and Borrower agree that, in paying any draft or draw under any LC, Administrative Agent has no responsibility to obtain any document (other than any documents expressly required by the respective LC) or to ascertain or inquire as to any document’s validity, enforceability, sufficiency, accuracy, or genuineness or the authority of any Person delivering it. Neither Administrative Agent nor its Representatives will be liable to any Lender or any Company for any LCs use or for any beneficiary’s acts or omissions. Any action, inaction, error, delay, or omission taken or suffered by Administrative Agent or any of its Representatives in connection with any LC, applicable draws, drafts, or documents, or the transmission, dispatch, or delivery of any related message or advice, if in conformity with applicable Laws and in accordance with the standards of care specified in the UCP, is binding upon the Companies and Lenders. Administrative Agent is not liable to any Company or any Lender for any action taken or omitted by Administrative Agent or its Representative in connection with any LC in the absence of gross negligence or willful misconduct.

(h) On the Facility Maturity Date, upon a termination under Section 2.5, during the continuance of a Default under Section 11.3, or upon any demand by Administrative Agent during the continuance of any other Default, Borrower shall provide to Administrative Agent, for the benefit of Lenders, cash collateral in an amount equal to the then-existing LC Exposure. Any cash collateral provided by Borrower to Administrative Agent in accordance with this Section 2.3(h) shall be deposited by Administrative Agent in an interest bearing cash collateral account maintained with Administrative Agent at the office of Administrative Agent and invested in obligations issued or guaranteed by the United States and, upon the surrender of any LC, Administrative Agent shall deliver the appropriate funds on deposit in such collateral account to Borrower together with interest accrued on such funds.

(i) BORROWER SHALL PROTECT, INDEMNIFY, PAY, AND SAVE ADMINISTRATIVE AGENT, EACH LENDER AND THEIR RESPECTIVE REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, DAMAGES, LOSSES, COSTS, CHARGES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) WHICH ANY OF THEM MAY INCUR OR BE SUBJECT TO AS A CONSEQUENCE OF THE ISSUANCE OF ANY LC, ANY DISPUTE ABOUT IT, ANY CANCELLATION OF ANY LC BY BORROWER, OR THE FAILURE OF ADMINISTRATIVE AGENT TO HONOR A DRAFT OR DRAW REQUEST UNDER ANY LC AS A RESULT OF ANY ACT OR OMISSION (WHETHER RIGHT OR WRONG) OF ANY PRESENT OR FUTURE TRIBUNAL. HOWEVER, NO PERSON IS ENTITLED TO INDEMNITY UNDER THE FOREGOING FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE PROVISIONS OF AND UNDERTAKINGS AND INDEMNIFICATION SET FORTH IN THIS PARAGRAPH SHALL SURVIVE THE SATISFACTION AND PAYMENT OF THE OBLIGATION AND TERMINATION OF THIS AGREEMENT.

(j) Although referenced in any LC, terms of any particular agreement or other obligation to the beneficiary are not incorporated into this Agreement in any manner. The fees and other amounts payable with respect to each LC are as provided in this Agreement, drafts and draws under each LC are part of the Obligation, and the terms of this Agreement control any conflict between the terms of this Agreement and any LC Agreement.

(k) Each of the parties hereto hereby acknowledges and agrees that the letters of credit issued under the Existing Credit Agreement and outstanding on the Effective Date are and shall be deemed LCs hereunder and Lenders hereby assume and are jointly and severally obligated in all respects with respect to such letters of credit in accordance with the terms of this Section 2.3.

2.4 Swing Line Subfacility.

(a) For the convenience of the parties, the Administrative Agent, solely for its own account, may make any requested Borrowing of not less than $500,000 (or a greater integral multiple of $100,000) directly to Borrower as a Swing Line Borrowing without requiring each other Lender to fund its Pro Rata Part thereof unless and until Section 2.4(c) is applicable. Swing Line Borrowings are subject to the following conditions:

(i) Each Swing Line Borrowing must occur on a Business Day before the Swing Line Maturity Date;

(ii) When determined, (x) the aggregate Swing Line Debt outstanding may not exceed $5,000,000 and (y) the Facility Commitment Usage may not exceed the Facility Committed Sum;

(iii) On any date when Borrowings equal to or in excess of $5,000,000 are funded under the Facility, all or a portion of the proceeds of those Borrowings shall be used to repay in full all indebtedness then outstanding under the Swing Line Subfacility;

(iv) Each Swing Line Borrowing is deemed an ABR Borrowing; and

(v) Each Borrowing under the Swing Line Subfacility is available and may be prepaid on same-day telephonic notice from Borrower to Administrative Agent, if notice is received by Administrative Agent before 11:00 a.m.

(b) Each Swing Line Borrowing shall be repaid on the earlier of (i) the date that is five Business Days after the making of such Swing Line Borrowing and (ii) the Swing Line Maturity Date.

(c) If (i) any Swing Line Borrowing remains outstanding at 12:00 noon on the Business Day immediately prior to the Business Day on which Swing Line Borrowings are due and payable pursuant to Section 2.4(b) and by such time Administrative Agent shall not have received a Borrowing Request from Borrower pursuant to Section 2.2 requesting an ABR Borrowing on the following Business Day in an amount at least equal to the aggregate principal amount of such Swing Line Borrowings or (ii) any Swing Line Borrowing remains outstanding during the existence of a Potential Default or a Default, Administrative Agent shall be deemed to have received a Borrowing Request from Borrower pursuant to Section 2.2 requesting an ABR Borrowing on such following Business Day in an amount equal to the aggregate amount of such Swing Line Borrowings; provided that such ABR Borrowing shall be made notwithstanding Borrower’s failure to comply with Section 6.2. Notwithstanding the foregoing, if an ABR Borrowing becomes legally impractical, Administrative Agent shall promptly notify each Lender of Borrower’s failure to pay such Swing Line Borrowings and the unpaid amount of such Swing Line Borrowings. No later than the close of business on the date Administrative Agent gives notice (if notice is given before 12:00 noon on any Business Day, or, if made at any other time, on the next Business Day following the date of notice), each Lender shall irrevocably and unconditionally purchase and receive from Administrative Agent a ratable participation in such Swing Line Borrowings and shall make available to Administrative Agent in immediately available funds its Pro Rata Part of such unpaid amount, together with interest from the date when its payment was due to, but not including, the date of payment, at the Federal Funds Effective Rate. If a Lender does not promptly pay its amount upon Administrative Agent’s demand, and until such Lender makes the required payment, Administrative Agent is deemed to continue to have outstanding a Swing Line Borrowing in the amount of such Lender’s unpaid obligation. Borrower shall make each payment of all or any part of any Swing Line Borrowing to Administrative Agent for the ratable benefit of Administrative Agent and those Lenders who have funded their participations in Swing Line Borrowings under this Section 2.4(c) (but all interest accruing on Swing Line Borrowings before the funding date of any participation is payable solely to Administrative Agent for its own account).

2.5 Termination. Without premium or penalty, and upon giving at least ten (10) Business Days prior written and irrevocable notice to Administrative Agent, Borrower may terminate all or part of the unused portion of the Facility Committed Sum. Each partial termination must be in an amount of not less than $5,000,000 or a greater integral multiple of $1,000,000, and shall be Pro Rata among all Lenders. Once terminated in full, the Facility Committed Sum may not be increased or reinstated.

2.6 Optional Increase in Facility Committed Sum.

(a) At any time prior to the Facility Maturity Date, Borrower may, by notice to Administrative Agent (which shall promptly notify Lenders) request an increase the Facility Committed Sum. Such notice shall set forth the requested amount of the increase in the Facility Committed Sum and the date on which such increase is to become effective (which shall be not fewer than twenty days after the date of such notice), and shall offer each Lender the opportunity to increase its Committed Sum. Each Lender shall, by notice to Borrower and Administrative Agent given not more than ten Business Days after the date of Borrower’s notice, either agree to increase its Committed Sum or decline to increase its Committed Sum (and any Lender that does not deliver such a notice within such period of ten Business Days shall be deemed to have declined to increase its Committed Sum). In the event that Lenders agree to increase their Committed Sums by an aggregate amount equal to or greater than the increase in the Facility Committed Sum requested by Borrower, then the increase will be allocated among Lenders in accordance with their Pro Rata Parts, based on the Facility Commitment Sum on the date of Borrower’s notice of the requested increase in the Facility Committed Sum. In the event that, on the tenth Business Day after Borrower shall have delivered a notice pursuant to the first sentence of this paragraph, Lenders shall have agreed pursuant to the preceding sentence to increase their Committed Sums by an aggregate amount less than the increase in the Facility Committed Sum requested by Borrower, Borrower shall have the right to agree with one or more existing Lenders that such Lender’s or Lenders’ Committed Sums shall be increased, or to designate one or more financial institutions not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of Administrative Agent, which consent will not be unreasonably withheld or delayed). Upon execution and delivery by the Borrower and such Lender or other financial institution of an instrument in form reasonably satisfactory to Administrative Agent, such existing Lender shall have a Committed Sum as therein set forth or such other financial institution shall become a Lender with a Committed Sum as therein set forth and all the rights and obligations of a Lender with a Committed Sum hereunder; provided that:

(i) no Event of Default shall have occurred and be continuing or result therefrom;

(ii) the aggregate amount of all increases on the Facility Committed Sum pursuant to this Section 2.6(a) shall not exceed $75,000,000;

(iii) the Committed Sum of each such other financial institution shall be not less than $15,000,000; and

(iv) immediately after such increase is made, the Facility Committed Sum shall not exceed $250,000,000.

(b) Upon any increase in the Facility Committed Sum pursuant to Section 2.6(a), Lenders shall on the effective date of such increase, at the direction of Administrative Agent, make appropriate adjustments among themselves in order to ensure that the amount (and Type) of the Borrowings outstanding to Borrower from each Lender under the Credit Agreement (as of the effective date of such increase) are proportionate to Lenders’ respective Pro Rata Part, after giving effect to any increase of the Committed Sum of any Lender and to any Committed Sum of any additional financial institution.

SECTION 3 TERMS OF PAYMENT.

3.1 Notes and Payments.

(a) Notes.

(i) The Principal Debt shall be evidenced by the Facility Notes, one payable to each Lender in the stated principal amount of its Committed Sum for the Facility.

(ii) Principal Debt under the Swing Line Subfacility shall be evidenced by a Swing Line Note payable to the Administrative Agent in the stated principal amount of $5,000,000.

(b) Payments Generally. Borrower must make each payment and prepayment on the Obligation, without offset, counterclaim, or deduction, to Administrative Agent’s principal office in Boston, Massachusetts, in funds that will be available for immediate use by Administrative Agent by 12:00 noon on the day due. Payments received after such time shall be deemed received on the next Business Day. Administrative Agent shall pay to each Lender any payment to which that Lender is entitled on the same day Administrative Agent receives the funds from Borrower if Administrative Agent receives the payment or prepayment before 12:00 noon, and otherwise before 12:00 noon on the following Business Day. If and to the extent that Administrative Agent does not make payments to Lenders when due, unpaid amounts shall accrue interest at the Federal Funds Effective Rate from the due date until (but not including) the payment date.

3.2 Interest and Principal Payments.

(a) Interest Payments. Accrued interest on each LIBOR Rate Borrowing is due and payable on the last day of its respective Interest Period. If any Interest Period with respect to a LIBOR Rate Borrowing is a period greater than three (3) months, then accrued interest is also due and payable on the date three (3) months after the commencement of the Interest Period. Accrued interest on each ABR Borrowing is due and payable on each March 31, June 30, September 30 and December 31 of each year during the term hereof and on the Facility Maturity Date.

(b) Principal Payments. The Principal Debt is due and payable on the Facility Maturity Date.

(c) Mandatory Prepayments of Proceeds. The following amounts shall be applied to prepay the Principal Debt:

(i) 100% of the net proceeds of any sale or issuance of equity of the Borrower, except (A) as provided in clause (iii) below or for Securities issued pursuant to employee stock options or similar plans and (B) for the issuance of equity securities as consideration for acquisitions permitted by Section 9.8;

(ii) 100% of the net proceeds of any sale or other disposition by the Borrower or any of its subsidiaries of any assets (except for sales permitted under Section 9.10) in excess of $35,000,000 in the aggregate from the Closing Date to the date of such sale or other disposition;

(iii) 100% of the first $25,000,000 of net proceeds resulting from the issuance by Borrower of convertible preferred securities or subordinated debt, and 75% of the net proceeds of any subordinated debt issued thereafter, shall be applied to the prepayment of Principal Debt, each in accordance with this Section 3.2(c).

(d) Mandatory Prepayment. If (i) the Facility Commitment Usage ever exceeds the Facility Committed Sum or (ii) Borrower’s property becomes the subject of a casualty or condemnation, the proceeds of which exceed $1,000,000 in the aggregate, then Borrower shall prepay (1) the Principal Debt under the Facility in at least the amount of the excess described in (i) above, (2) the Principal Debt under the Facility by the amount of proceeds of sales described in Section 3.2(c)(ii) above, and (3) the Principal Debt under the Facility by the amount of proceeds of casualty or condemnation described in (ii) above, together with (x) all accrued and unpaid interest on the principal amount so prepaid and (y) any resulting Funding Loss; provided, however, that Borrower shall not be required to make any prepayment required by this Section 3.2(d) until the last day of the Interest Period with respect to such Principal Debt so long as an amount equal to such prepayment is deposited by Borrower in a cash collateral account with Administrative Agent to be held in such account on terms reasonably satisfactory to Administrative Agent.

(e) Voluntary Prepayment. Borrower may voluntarily repay or prepay all or any part of the Principal Debt at any time without premium or penalty, subject to the following conditions:

(i) Administrative Agent must receive Borrower’s written payment notice by (A) 12:00 noon on the third Business Day preceding the date of payment of a LIBOR Rate Borrowing and (B) 11:00 a.m. on the date of payment of an ABR Borrowing which shall specify the payment date, the facility or the subfacility under this Agreement being paid and the Type and amount of the Borrowing(s) to be paid, and which shall constitute an irrevocable and binding obligation of Borrower to make a repayment or prepayment on the designated date;

(ii) each partial repayment or prepayment must be in a minimum amount of at least $2,000,000 or a greater integral multiple of $100,000 (if a LIBOR Rate Borrowing), or $1,000,000 or a greater integral multiple of $100,000 (if an ABR Borrowing other than under the Swing Line Subfacility) or $500,000 or a greater multiple (if a Borrowing under the Swing Line Subfacility);

(iii) all accrued interest on the portion of the Obligation being prepaid must also be paid in full on the date of payment; and

(iv) Borrower shall pay any related Funding Loss upon demand.

3.3 Interest Options.

(a) Except as specifically otherwise provided, Borrowings bear interest at an annual rate equal to the lesser of (i) the ABR plus the Applicable Margin or the LIBOR Rate plus the Applicable Margin (in each case as designated or deemed designated by Borrower and, in the case of LIBOR Rate Borrowings, for the Interest Period designated by Borrower), as the case may be, and (ii) the Maximum Rate. Each change in the ABR and Maximum Rate is effective, without notice to Borrower or any other Person, upon the effective date of change.

(b) Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and Administrative Agent, at the request of Majority Lenders, so notifies Borrower, then, so long as a Default is continuing, (i) no outstanding Borrowing may be made as, converted to or continued as a LIBOR Rate Borrowing and (ii) unless repaid, each LIBOR Rate Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

3.4 Quotation of Rates. A Responsible Officer of Borrower may call Administrative Agent before delivering a Borrowing Request to receive an indication of the interest rates then in effect, but the indicated rates do not bind Administrative Agent or Lenders or affect the interest rate that is actually in effect when Borrower delivers its Borrowing Request or on the Borrowing Date.

3.5 Default Rate. If permitted by Law, all past-due Principal Debt, Borrower’s past-due payment and reimbursement obligations in connection with LCs, and past-due interest accruing on any of the foregoing, bears interest from the date due (stated or by acceleration) at the Default Rate until paid, regardless whether payment is made before or after entry of a judgment.

3.6 Interest Recapture. If the designated interest rate applicable to any Borrowing exceeds the Maximum Rate, the interest rate on that Borrowing is limited to the Maximum Rate, but, to the extent permitted by applicable Laws, any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect. If at maturity (stated or by acceleration), or at final payment of the Notes, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by applicable Law, Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect, and (b) the amount of interest actually paid or accrued on the Notes.

3.7 Interest Calculations.

(a) Interest hereunder shall be calculated on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest rate determinations and calculations by Administrative Agent are conclusive and binding absent manifest error.

(b) The provisions of this Agreement relating to calculation of the ABR and LIBOR Rates are included only for the purpose of determining the rate of interest or other amounts to be paid under this Agreement that are based upon those rates.

3.8 Maximum Rate. Regardless of any provision contained in any Loan Paper or any document related thereto, it is the intent of the parties to this Agreement that neither Administrative Agent nor any Lender contract for, charge, take, reserve, receive, or apply as interest on all or any part of the Obligation any amount in excess of the Maximum Rate or the Maximum Amount or receive any unearned interest in violation of any applicable Law, and, if Lenders ever do so, then any excess shall be treated as a partial repayment or prepayment of principal and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Borrowings as but a single extension of credit (and Lenders and Borrower agree that is the case and that provision in this Agreement for multiple Borrowings is for convenience only); (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (c) exclude voluntary repayments or prepayments and their effects; and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligation. However, if the Obligation is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Amount, Lenders shall refund any excess (and Lenders may not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount).

3.9 Interest Periods. When Borrower requests any LIBOR Rate Borrowing, Borrower may elect the applicable interest period (each an “Interest Period”), which may be, at Borrower’s option, one (1), two (2), three (3), or six (6) months for LIBOR Rate Borrowings, subject to the following conditions: (a) the initial Interest Period for a LIBOR Rate Borrowing commences on the applicable Borrowing Date or conversion date, and each subsequent Interest Period applicable to any Borrowing commences on the day when the next preceding applicable Interest Period expires; (b) if any Interest Period for a LIBOR Rate Borrowing begins on a day for which there exists no numerically corresponding Business Day in the calendar month at the end of the Interest Period (“Ending Calendar Month”), then the Interest Period ends on the next succeeding Business Day of the Ending Calendar Month, unless there is no succeeding Business Day in the Ending Calendar Month in which case the Interest Period ends on the next preceding Business Day of the Ending Calendar Month; (c) no Interest Period for any portion of Principal Debt may extend beyond the scheduled repayment date for that portion of Principal Debt; and (d) there may not be in effect at any one time more than six (6) Interest Periods under the Facility.

3.10 Conversions. Subject to Section 3.3(b), Borrower may (a) on the last day of the applicable Interest Period convert all or part of a LIBOR Rate Borrowing to an ABR Borrowing; (b) at any time convert all or part of an ABR Borrowing to a LIBOR Rate Borrowing; and (c) elect a new Interest Period for a LIBOR Rate Borrowing. Any such conversion is subject to the dollar limits and denominations of Section 2.1 and may be accomplished by delivering a Conversion Request to Administrative Agent no later than (i) 12:00 noon on the third Business Day before the conversion date for conversion to a LIBOR Rate Borrowing and the last day of the Interest Period, for the election of a new Interest Period, and (ii) 11:00 a.m. on the last day of the Interest Period for conversion to an ABR Borrowing. Absent Borrower’s notice of conversion or election of a new Interest Period, a LIBOR Rate Borrowing shall be converted to an ABR Borrowing when the applicable Interest Period expires.

3.11 Order of Application.

(a) If no Default or Potential Default exists, any payment shall be applied to the Obligation in the order and manner as provided in this Agreement.

(b) If a Default or Potential Default exists, any payment (including proceeds from the exercise of any Rights) shall be applied in the following order: (i) to all fees and expenses for which Administrative Agent or Lenders have not been paid or reimbursed in accordance with the Loan Papers (and if such payment is less than all unpaid or unreimbursed fees and expenses, then the payment shall be paid against unpaid and unreimbursed fees and expenses in the order of incurrence or due date); (ii) to accrued interest on the Principal Debt; (iii) to the Principal of Debt outstanding under the Swing Line Subfacility; (iv) to any LC reimbursement obligations that are due and payable and that remain unfunded by any Borrowing under the Facility; (v) to the Principal Debt, (vi) as a deposit with Administrative Agent, for the benefit of Lenders, as security for and payment of any subsequent LC reimbursement obligations; (vii) ratably to Hedging Obligations and obligations of Borrower or any Company to any Lender in respect of treasury management services or other banking services; and (ix) the balance, if any, after the Obligation, Hedging Obligations and such other obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

3.12 Sharing of Payments, Etc. If any Lender obtains any amount (whether voluntary, involuntary or otherwise, including, without limitation, as a result of exercising its Rights under Section 3.13) that exceeds its combined Pro Rata Part of the Facility Commitment Usage, then that Lender shall purchase from the other Lenders participations that will cause the purchasing Lender to share the excess amount ratably with each other Lender. If all or any portion of any excess amount is subsequently recovered from the purchasing Lender, then the purchase shall be rescinded and the purchase price restored to the extent of the recovery. Borrower agrees that any Lender purchasing a participation from another Lender under this section may, to the fullest extent permitted by Law, exercise all of its Rights of payment (including the Right of offset) with respect to that participation as fully as if that Lender were the direct creditor of Borrower in the amount of that participation.

3.13 Offset. If a Default exists, each Lender is entitled, but is not obligated, to exercise (for the benefit of all Lenders in accordance with Section 3.12) the Rights of offset and banker’s Lien against each and every account and other property, or any interest therein, that any Company may now or hereafter have with, or which is now or hereafter in the possession of, that Lender to the extent of the full amount of the Obligation owed to it.

3.14 Booking Borrowings. To the extent permitted by Law, any Lender may make, carry, or transfer its Borrowings at, to, or for the account of any of its branch offices or the office of any of its Affiliates. However, no Affiliate is entitled to receive any greater payment under Section 3.16 than the transferor Lender would have been entitled to receive with respect to those Borrowings.

3.15 Basis Unavailable or Inadequate for LIBOR. If, on or before any date when LIBOR Rate is to be determined for a Borrowing, Administrative Agent, or any Lender determines (and Majority Lenders agree with that determination) that the basis for determining the applicable rate is not available or that the resulting rate does not accurately reflect the cost to Lenders of making or converting Borrowings at that rate for the applicable Interest Period, then Administrative Agent shall promptly notify Borrower and Lenders of that determination (which is conclusive and binding on Borrower absent manifest error) and the applicable Borrowing shall bear interest at the sum of the ABR plus the Applicable Margin. Until Administrative Agent notifies Borrower that those circumstances no longer exist, Lenders’ commitments under this Agreement to make, or to convert to, LIBOR Rate Borrowings (as the case may be) will be suspended.

3.16 Additional Costs.

With respect to any Law, requirement, request, directive, or change affecting banking institutions generally:

(a) With respect to any LIBOR Rate Borrowing or ABR Borrowing, if (i) any Change in Law imposes, modifies, or deems applicable (or if compliance by any Lender therewith results in) any requirement that any reserves (including, without limitation, any marginal, emergency, supplemental, or special reserves) be maintained or increased, and (ii) those reserves reduce any sums receivable by that Lender under this Agreement or increase the costs incurred by that Lender in advancing or maintaining any portion of any LIBOR Rate Borrowing, or ABR Borrowing, then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) that Lender (through Administrative Agent) shall deliver to Borrower a certificate setting forth in reasonable detail the basis and calculation of the amount necessary to compensate it for its reduction or increase (which certificate is conclusive and binding absent manifest error), and Borrower shall promptly pay that amount to that Lender upon demand. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

(b) With respect to any Borrowing or LC, if any Change in Law regarding capital adequacy (or compliance by Administrative Agent (as issuer of LCs) or any Lender therewith), reduces the rate of return on the capital of Administrative Agent (as issuer of LCs) or such Lender, or the holding company of Administrative Agent or such Lender, as a consequence of its obligations under this Agreement to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining the amount, use reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) Administrative Agent or that Lender (through Administrative Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it (which certificate is conclusive and binding absent manifest error), and Borrower shall promptly pay that amount to Administrative Agent or that Lender upon demand. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

(c) Any Taxes payable by Administrative Agent or any Lender or ruled (by a Tribunal) payable by Administrative Agent or any Lender in respect of this Agreement or any other Loan Paper shall, if permitted by Law, be paid by Borrower, together with interest and penalties, if any (except for (i)(1) Taxes imposed on or measured by the net income of Administrative Agent or that Lender (2) franchise or similar taxes of the Administrative Agent or that Lender and (3) amounts requested to be withheld for Taxes pursuant to the last sentence of Section 3.19 and (ii) interest and penalties incurred as a result of the gross negligence or willful misconduct of Administrative Agent or any Lender). Administrative Agent or that Lender (through Administrative Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the basis and calculation of the amount of payable Taxes, which certificate is conclusive and binding (absent manifest error), and Borrower shall promptly pay that amount to Administrative Agent for its account or the account of that Lender, as the case may be. If Administrative Agent or that Lender subsequently receives a refund of the Taxes paid to it by Borrower, then the recipient shall promptly pay the refund to Borrower.

3.17 Change in Laws. If any Change in Law makes it unlawful for any Lender to make or maintain any Borrowing based on the LIBOR Rate Borrowings, then that Lender shall promptly notify Borrower and Administrative Agent, and (a) as to undisbursed funds, that requested Borrowing shall be made as an ABR Borrowing subject to the higher of the Prime Rate and the Federal Funds Effective Rate plus 1%, and (b), as to any outstanding Borrowing, (i) if maintaining the Borrowing until the last day of the applicable Interest Period is unlawful, the Borrowing shall be converted to an ABR Borrowing as of the date of notice, and Borrower shall pay any related Funding Loss, or (ii) if not prohibited by Law, the Borrowing shall be converted to an ABR Borrowing as of the last day of the applicable Interest Period, or (iii) if any conversion will not resolve the unlawfulness, Borrower shall promptly prepay the Borrowing, without penalty, together with any related Funding Loss.

3.18 Funding Loss. BORROWER AGREES TO INDEMNIFY EACH LENDER AGAINST, AND PAY TO IT UPON DEMAND, ANY FUNDING LOSS OF THAT LENDER. When any Lender demands that Borrower pay any Funding Loss, that Lender shall deliver to Borrower and Administrative Agent a certificate setting forth in reasonable detail the basis for imposing Funding Loss and the calculation of the amount, which calculation is conclusive and binding absent manifest error. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

3.19 Foreign Lenders.

(a) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to Administrative Agent, prior to the receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Non-U.S. Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Non-U.S. Lender by Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Non-U.S. Lender by Borrower pursuant to this Agreement) or such other evidence satisfactory to Administrative Agent that such Non-U.S. Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Non-U.S. Lender shall (i) upon the written request of Administrative Agent promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under the then current United States laws and regulations to avoid, or such evidence as is satisfactory to Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Non-U.S. Lender by Borrower pursuant to this Agreement and (ii) promptly notify Administrative Agent of any change in circumstance which would modify or render invalid any claimed exemption or reduction. Each Non-U.S. Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Papers (for example, in the case of a participation by such Lender), shall deliver to Administrative Agent on the date when such Non-U.S. Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any sums payable to such Lender. Borrower shall not be required to pay any additional amount to any Non-U.S. Lender under this Section 3.19(a) (i) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 3.19(a) or (ii) if such Lender shall have failed to satisfy the provisions of this Section 3.19(a) on the date such Lender became a Lender or ceases to act for its own account with respect to any payment under any of the Loan Papers. Nothing in this Section 3.19(a) shall relieve Borrower of its obligation to pay any amounts due pursuant to this Section 3.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Papers is not subject to withholding or is subject to withholding at a reduced rate. Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Papers with respect to which Borrower is not required to pay additional amounts under this Section 3.19(a).

(b) If a payment made to any Lender hereunder would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

3.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees under Section 4.3 shall cease to accrue on that portion of such Defaulting Lender’s Committed Sum that remains unfunded or which has not been included in any LC Exposure;

(b) the Committed Sum and Commitment Usage of such Defaulting Lender shall not be included in determining whether all Lenders or Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 14.10), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which adversely affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(c) if any LC Exposure or Swing Line Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the contingent obligations of Lenders in respect of such LC Exposure and Swing Line Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders Credit Exposures plus such Defaulting Lender’s LC Exposure and Swing Line Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall, within one (1) Business Day following notice by Administrative Agent, (A) prepay the Swing Line Borrowings and (B) cash collateralize such Defaulting Lender’s Pro Rata Part of the LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in a manner satisfactory to Administrative Agent for so long as such LC Exposure is outstanding;

(iii) if Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 3.20(c), Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.2 with respect to such cash collateralized portion of the Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 3.20(c), then the fees payable to the Lenders pursuant to Section 4.2 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Part of the Facility Committed Sum; and

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 3.20(c), then, without prejudice to any rights or remedies of Administrative Agent or any Lender hereunder, all fees payable to Lenders pursuant to Section 4.2 with respect to such Defaulting Lender’s LC Exposure that is neither cash collateralized nor reallocated shall be payable to Administrative Agent until such LC Exposure is fully cash collateralized and/or reallocated;

(d) so long as any Lender is a Defaulting Lender, Administrative Agent shall not be (i) required to fund any Swing Line Borrowing or (ii) required to issue, amend, renew, increase or extend any LC unless it is satisfied, it its sole discretion, that the related exposure will be 100%

covered by the Committed Sums of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with Section 3.20(c), and participating interests in any such newly issued, amended, renewed, increased or extended LC or newly made Swing Line Borrowing shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.20(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated account and subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, to the funding of cash collateralization of any participating interest in any LC in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent, (iii) third, if so determined by Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of any Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to Borrower or Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that if such payment is (x) a prepayment of the principal amount of any Borrowing and (y) made at a time when the conditions set forth in Section 6.2 are satisfied, such payment shall be applied solely to prepay the Borrowings of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Borrowings of any Defaulting Lender.

In the event that Administrative Agent and Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date the LC Exposure and Swing Line Exposure of Lenders shall be readjusted to reflect the inclusion of such Lender’s Committed Sum and on such date such Lender shall purchase at par such of the Borrowings of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Borrowings in accordance with its Pro Rata Part. Except as expressly modified by this Section 3.20, the performance by Borrower under any Loan Paper shall not be excused or otherwise modified as a result of this Section 3.20.

3.21 Assignment of Committed Sums Under Certain Circumstances. In the event that any Lender becomes a Defaulting Lender, Borrower shall have the right, at its own expense, upon notice to such Lender and Administrative Agent to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 14.12) all its interest, rights and obligations under this Agreement to one or more other financial institutions acceptable to Borrower (unless an Event of Default has occurred and is continuing) and Administrative Agent (which in each case shall not be unreasonably withheld), which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Tribunal and (ii) Borrower or the assignee or assignees, as the case may be, shall pay to each affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Borrowings made by it hereunder and all other amounts accrued for its account or owed to it hereunder. Upon receipt by the applicable Lender of all amounts required to be paid to such Lender pursuant to this Section 3.21, Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment Agreement on behalf of such Lender, and any such Assignment Agreement so executed by Administrative Agent and the assignee shall be effective for purposes of this Section 3.21 and Section 14.12. A Lender shall not be required to make any such assignment if, prior to Administrative Agent’s approval of such assignment, the circumstances entitling Borrower to require such assignment cease to apply.

SECTION 4 FEES.

4.1 Treatment of Fees. The fees described in this Section 4 are calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed, but computed as if each calendar year consisted of three hundred sixty (360) days, unless computation would result in an interest rate in excess of the Maximum Rate in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be. The fees described in this Section 4 are in all events subject to the provisions of Section 3.8 of this Agreement.

4.2 LC Fees. As a condition to the issuance or extension of a LC, Borrower shall pay to Administrative Agent (and such payment shall accompany each LC Request) a fee equal to (a) one-eighth of one percent (0.125%) multiplied by (b) the face amount of the LC, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, and on the Facility Maturity Date. Borrower shall also pay a commission on all outstanding LCs at a per annum rate equal to the Applicable Margin with respect to LIBOR Rate Borrowings on the face amount of each LC. Such commission shall be payable quarterly in arrears to Administrative Agent for ratable distribution among the Lenders participating in the Facility. Borrower also agrees to pay on demand and solely for the account of Administrative Agent, any and all additional customary LC fees including those relating to administering, issuing, confirming, negotiating or amending LCs.

4.3 Facility Commitment Fee. Borrower shall pay to Administrative Agent for the account of each Lender a commitment fee (“Commitment Fee”), payable as it accrues on each March 31, June 30, September 30, and December 31, and on the Facility Maturity Date, equal to the Applicable Margin times the amount by which (a) such Lender’s Facility Committed Sum exceeds (b) such Lender’s average daily Facility Commitment Usage, in each case during the calendar quarter ending on such date. If there is any change in the Applicable Margin during any quarter, the average daily amount shall be computed and multiplied by the Applicable Margin separately for each period that such Applicable Margin was in effect during such quarter.

4.4 Other Fees. Borrower shall pay to Administrative Agent, Lenders, and Arrangers, for their own account, fees and other amounts payable in the amounts and at the times separately agreed upon between Borrower and such Persons in connection with the transactions contemplated hereby.

SECTION 5 SECURITY.

5.1 Collateral. Full and complete payment of the Obligation is secured by all of the property (together with proceeds thereof and any additional collateral ever furnished under Section 5.2, the “Collateral”) described in the following Security Documents: a security agreement in respect of all accounts receivable, equipment (except as otherwise provided pursuant to the terms of such security agreement), fixtures, inventory, escrow accounts and other personal property of the Borrower, a pledge agreement executed by the Borrower of all owned capital stock of any Subsidiary, provided that the pledge as respects the capital stock of a foreign Subsidiary shall be limited to sixty-five percent (65%) of such Subsidiary’s capital stock, and a negative pledge agreement of the Borrower not to encumber any tangible personal property or real property, whether owned or leased, with any Liens other than as agreed to by Administrative Agent and Permitted Liens.

5.2 Reaffirmation of Existing Security Documents.

(a) Borrower hereby (i) reaffirms all of its agreements and obligations under the Existing Security Documents, (ii) reaffirms that all Obligations of Borrower under or in connection with this Agreement are “Obligations” as that term is defined in each of the Existing Security Documents and (iii) reaffirms that all Obligations are and shall continue to be secured by the Existing Security Documents, which remain in full force and effect and are hereby ratified and confirmed.

(b) Borrower and each Guarantor shall execute and deliver amendments to the Existing Security Documents and the schedules thereto (each if form and substance satisfactory to Administrative Agent) to the extent necessary to give effect to this Section 5.2.

5.3 Additional Security and Guaranties. Administrative Agent may, without notice or demand and without affecting any Person’s obligations under the Loan Papers, from time to time (a) receive and hold additional collateral from any Person for the payment of all or any part of the Obligation and, subject to Section 14.10(b), exchange, enforce or release all or any part of that collateral and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligation and, subject to Section 14.10(b), release any endorser or guarantor, or any Person who has given any other security for the payment of all or any part of the Obligation, or any other Person in any way obligated to pay all or any part of the Obligation.

5.4 Financing Statements. Borrower will file, or cause to be filed, financing statements and will execute, or cause to be executed, stock powers and other writings in the form and content reasonably required by Administrative Agent, and Borrower will pay all costs of filing any financing, continuation or termination statements, or other action taken by Administrative Agent relating to the Collateral, including, without limitation, costs and expenses of any Lien search reasonably required by Administrative Agent.

SECTION 6 CONDITIONS PRECEDENT.

6.1 Initial Borrowing. Lenders will not be obligated to fund the initial Borrowing unless Administrative Agent has timely received (a) a Borrowing Request and (b) all of the items described on the attached Schedule 6.

6.2 All Borrowings or LCs. In addition, Lenders will not be obligated to fund (as opposed to continue or convert) any Borrowing, and Administrative Agent will not be obligated to issue any LC, as the case may be, unless on the applicable Borrowing Date, issue date, or creation date (and after giving effect to the requested Borrowing or LC), as the case may be: (a) Administrative Agent shall have timely received a Borrowing Request or LC Request (together with the applicable duly executed LC Agreement), as the case may be; (b) Administrative Agent shall have received any applicable LC fee; (c) all of the representations and warranties of the Borrower in the Loan Papers are true and correct in all material respects (unless they speak to a specific date or are based on facts which have changed by transactions contemplated or permitted by this Agreement); (d) no Default or Potential Default exists; and (e) the funding of the Borrowing or issuance of the LC, as the case may be, is permitted by Law. Upon Administrative Agent’s request, Borrower shall deliver to Administrative Agent evidence substantiating any of the matters in the Loan Papers that are necessary to enable Borrower to qualify for the Borrowing or LC, as the case may be.

6.3 Materiality of Conditions. Each condition precedent in this Agreement (including, without limitation, those on the attached Schedule 6) is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent.

6.4 Waiver. Subject to the prior approval of Majority Lenders, Lenders may fund any Borrowing, and Administrative Agent may issue any LC, without all conditions being satisfied, but, to the extent permitted by Law, that funding and issuance shall not be deemed to be a waiver of the requirement that each condition precedent be satisfied as a prerequisite for any subsequent funding or issuance, unless Majority Lenders specifically waive each item in writing.

SECTION 7 REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Administrative Agent and Lenders as follows:

7.1 Purpose of Credit Facility. Borrower will use proceeds of Facility Borrowings and LCs for working capital and general corporate purposes of the Companies, to refinance certain indebtedness of Borrower and to finance Acquisitions permitted pursuant to Section 9.8. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of any LC draft or drawing, or Borrowing will be used, directly or indirectly, for a purpose that violates any Law, including without limitation, the provisions of Regulation U.

7.2 Corporate Existence, Good Standing, Authority, and Compliance. Each Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized as identified on the attached Schedule 7.2 or on the most recently amended Schedule 7.2. Except where failure is not a Material Adverse Event, each Company (a) is duly qualified to transact business and is in good standing as a foreign corporation or other entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing (those jurisdictions being identified on the attached Schedule 7.2 or on the most recently amended Schedule 7.2; (b) possesses all requisite authority, permits, and power to conduct its business as is now being, or is contemplated by this Agreement to be, conducted; and (c) is in compliance with all applicable Laws, except in each case where the failure to so qualify, to possess such authority, permits, or power or to comply with such Law would not cause a Material Adverse Event.

7.3 Subsidiaries. As of the date of this Agreement, Borrower has no Subsidiaries except as disclosed on the attached Schedule 7.3 or on the most recently amended Schedule 7.3 reflecting changes to the schedule as a result of transactions permitted by this Agreement. All of the outstanding shares of capital stock (or similar voting interests) of those Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially as set forth thereon, free and clear of any Liens, restrictions, claims or Rights of another Person, other than Permitted Liens, and are not subject to any warrant, option or other acquisition Right of any Person or subject to any transfer restriction except for restrictions imposed by securities Laws and general corporate Laws.

7.4 Authorization and Contravention. The execution and delivery by each Company of each Loan Paper or related document to which it is a party and the performance by it of its obligations thereunder (a) are within its corporate power; (b) have been duly authorized by all necessary corporate action; (c) require no action by or filing with any Tribunal (other than any action or filing that has been taken or made on or before the date of this Agreement or which would not cause a Material Adverse Event); (d) do not violate any provision of its charter or bylaws; (e) do not violate any provision of Law or order of any Tribunal applicable to it, other than violations that individually or collectively are not a Material Adverse Event; (f) do not violate any Material Agreements to which it is a party, other than a violation which would not cause a Material Adverse Event; or (g) do not result in the creation or imposition of any Lien (other than the Lender Liens) on any asset of any Company.

7.5 Binding Effect. Upon execution and delivery by all parties thereto, each Loan Paper will constitute a legal and binding obligation of each Company party thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

7.6 Financial Statements; Fiscal Year. The Current Financials were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition, results of operations, and cash flows of the Companies as of, and for the portion of the fiscal year ending, on the date or dates thereof (subject only to normal year-end adjustments). All material liabilities of the Companies as of the date or dates of the Current Financials are reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, the Loan Papers, no subsequent material adverse changes have occurred in the consolidated financial condition of the Companies from that shown in the Current Financials, nor has any Company incurred any subsequent material liability. The fiscal year of each Company ends on the last Saturday in March.

7.7 Litigation. Except as disclosed on the attached Schedule 7.7 or the most recently amended Schedule 7.7, no Company is subject to, or aware of the threat of, any Litigation that is reasonably likely to be determined adversely to any Company and, if so adversely determined, is a Material Adverse Event. Except as permitted under Section 11.4, no outstanding and unpaid judgments against any Company exist.

7.8 Taxes. All Tax returns of each Company required to be filed have been filed (or extensions have been granted) before delinquency, except for returns for which the failure to file is not a Material Adverse Event, and all Taxes imposed upon each Company that are due and payable have been paid before delinquency, other than Taxes for which the criteria for Permitted Liens have been satisfied or for which nonpayment is not a Material Adverse Event.

7.9 Environmental Matters. Except as disclosed on Schedule 7.9 or on the most recently amended Schedule 7.9, (a) no Company knows of any environmental condition or circumstance materially adversely affecting any Company’s properties taken as a whole or operations; (b) no Company has received any report of any Company’s material violation of any Environmental Law;(c) no Company knows that any Company is under any obligation to remedy any material violation of any Environmental Law; or (d) no facility of any Company is used for, or to the knowledge of any Company has been used for, storage, treatment, or disposal of any Hazardous Substance, excluding the storage of Hazardous Substances in amounts commonly and lawfully used in automotive repair shops which have been handled in compliance with applicable Environmental Law. Except as disclosed in Schedule 7.9, each Company has taken prudent steps to determine that its properties and operations do not violate any Environmental Law, other than violations that are not, individually or in the aggregate, a Material Adverse Event, except where such condition, circumstance, violation or non-compliance would not reasonably be expected to have a monetary impact or cost to the Borrower equal to or in excess of five percent (5%) of the Borrower’s pre-tax income during the preceding Four Quarter Period, such amount not to exceed $5,000,000.

7.10 Employee Plans. Except where occurrence or existence is not a Material Adverse Event, (a) no Employee Plan has incurred an “accumulated funding deficiency” (as defined in section 302 of ERISA or section 412 of the Code); (b) no Company has incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been paid); (c) no Company has withdrawn in whole or in part from participation in a Multiemployer Plan; (d) no Company has engaged in any “prohibited transaction” (as defined in section 406 of ERISA or section 4975 of the Code); and (e) no Reportable Event has occurred, excluding events for which the notice requirement is waived under applicable PBGC regulations.

7.11 Properties; Liens. Each Company has good and marketable title to all its property reflected on the Current Financials (except for property that is obsolete or that has been disposed in the ordinary course of business or, after the date of this Agreement, as otherwise permitted by Section 9.10 or Section 9.11). Except for Permitted Liens, no Lien exists on any property of any Company, and the execution, delivery, performance, or observance of the Loan Papers will not require or result in the creation of any Lien (other than Lender Liens) on any Company’s property.

7.12 Location; Real Estate Interests. Each Company’s chief executive office is located at the address on the attached Schedule 7.12 or on the most recently amended Schedule 7.12. Each Company’s books and records concerning accounts and accounts receivable are located at its chief executive office, and all of its inventory (other than inventory on consignment, in transit or in the possession of a subcontractor of any Company) is in its possession and, together with the Company’s other material assets, are located, until sold in the ordinary course of business, at one or more of the locations on the attached Schedule 7.12 or on the most recently amended Schedule 7.12. Except as described on the attached Schedule 7.12, or on the most recently amended Schedule 7.12, no Company has any ownership, leasehold, or other interest in real estate.

7.13 Government Regulations. No Company is subject to regulation under the Investment Company Act of 1940, as amended.

7.14 Transactions with Affiliates. Except as disclosed on the attached Schedule 7.14 other than the most recently amended Schedule 7.14 (if the disclosures are approved by Majority Lenders), no Company is a party to a material transaction with any of its Affiliates (excluding other Companies), other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate. For purposes of this Section 7.14, a transaction is “material” if it requires any Company to pay more than $5,000,000 during the term of the governing agreement.

7.15 Debt. No Company is an obligor on any Funded Debt, other than Permitted Debt.

7.16 Material Agreements. No Company is a party to any Material Agreement, other than the Loan Papers, any Financial Hedge permitted hereunder and the Material Agreements described on the attached Schedule 7.16. All described Material Agreements are in full force and effect, and no default or potential default exists on the part of any Company thereunder that is a Material Adverse Event.

7.17 Insurance. Each Company maintains with financially sound, responsible, and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses.

7.18 Labor Matters. No actual or threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of any Company that are a Material Adverse Event exist. Hours worked by and payment made to employees of the Companies have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with labor matters, other than any violations, individually or collectively, that are not a Material Adverse Event. All payments due from any Company for employee health and welfare insurance have been paid or accrued as a liability on its books, other than any nonpayments that are not, individually or collectively, a Material Adverse Event.

7.19 Solvency. On each Borrowing Date, each Company is, and after giving effect to the requested Borrowing will be, Solvent.

7.20 Trade Names. No Company has used or transacted business under any other corporate or trade name in the five-year period preceding the initial Borrowing Date, except as disclosed on the attached Schedule 7.20.

7.21 Intellectual Property. Each Company owns or has the right to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct its businesses as presently conducted by it and proposed to be conducted by it immediately after the date of this Agreement. Each Company is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, other than any infringements or claims that, if successfully asserted against or determined adversely to any Company, would not, individually or collectively, constitute a Material Adverse Event. To the knowledge of any Company, no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property of any Company exists. Except as disclosed on the attached Schedule 7.21, or on the most recently amended Schedule 7.21, no Company has any ownership or other interest in any United States or foreign trademark applications or registrations thereof, patent applications or issued patents, or copyright applications or registrations thereof.

7.22 Full Disclosure. All information previously furnished, furnished on the date of this Agreement, and furnished in the future, by any Company to Administrative Agent in connection with the Loan Papers (a) was, is, and will be, true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified and (b) did not, does not, and will not, fail to state any fact the omission of which would otherwise make any such information materially misleading.

SECTION 8 AFFIRMATIVE COVENANTS. So long as Lenders are committed to fund any Borrowings and Administrative Agent is committed to issue LCs under this Agreement, and thereafter until the Obligation is paid in full, Borrower covenants and agrees as follows:

8.1 Items to be Furnished. Borrower shall cause the following to be furnished to Administrative Agent and each Lender:

(a) Promptly after preparation, and no later than one hundred (100) days after the last day of each fiscal year of Borrower, Financial Statements showing the consolidated financial condition and results of operations of the Companies as of, and for the year ended on, that last day, accompanied by:

(i) the unqualified opinion of Borrower’s Accountants, based on an audit using generally accepted auditing standards, that the Financial Statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Companies,

(ii) certificate from the accounting firm to Administrative Agent indicating that during its audit it obtained no knowledge of any Default or Potential Default or, if it obtained knowledge, the nature and period of existence thereof, and

(iii) a Compliance Certificate with respect to the Financial Statements.

(b) Promptly after preparation, and no later than fifty (50) days after the last day of the first three fiscal quarters of Borrower, Financial Statements showing the consolidated financial condition and results of operations of the Companies for the fiscal quarter and for the period from the beginning of the current fiscal year to the last day of the fiscal quarter, subject to ordinary year-end adjustments, accompanied by a Compliance Certificate with respect to the Financial Statements.

(c) Within thirty (30) days after the end of each fiscal year of Borrower (commencing with the fiscal year ending on or about March 31, 2011), the financial budget for the next succeeding fiscal year, accompanied by a certificate executed by a Responsible Officer certifying that the budget was prepared by Borrower based on assumptions that, in light of the historical performance of the Companies and their prospects for the future, are reasonable as of the date prepared.

(d) Promptly after receipt, a copy of each interim or special audit report and management letter issued by Borrower’s Accountants with respect to any Company or its financial records.

(e) Notice, promptly after Borrower knows or has reason to know, of (i) the existence and status of any Litigation that, if determined adversely to any Company, would be a Material Adverse Event; (ii) any change in any material fact or circumstance represented or warranted by any Company in any Loan Paper; (iii) the receipt by any Company of notice of any violation or alleged violation of ERISA or any Environmental Law (which individually or collectively with other violations or allegations could constitute a Material Adverse Event); or (iv) a Default or Potential Default, specifying the nature thereof and what action the Companies have taken, are taking, or propose to take.

(f) Promptly after filing, copies of all material reports or filings filed by or on behalf of any Company with any Tribunal.

(g) Promptly following a request therefor, all documentation and other information that any Lender reasonably requests in writing as necessary in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(h) Promptly upon reasonable request by Administrative Agent or Majority Lenders (through Administrative Agent), information (not otherwise required to be furnished under the Loan Papers) respecting the business affairs, assets, and liabilities of the Companies and opinions, projections, certifications, and documents in addition to those mentioned in this Agreement.

8.2 Use of Proceeds. Borrower shall use the proceeds of Borrowings only for the purposes set forth in Section 7.1.

8.3 Books and Records. Borrower will, and will cause each other Company, to maintain books, records, and accounts necessary to prepare financial statements in accordance with GAAP.

8.4 Inspections. Upon reasonable request and reasonable prior notice, Borrower will, and will cause each other Company, to allow Administrative Agent or any Lender (or their Representatives) to inspect any of its properties, to review reports, files, and other records, and to make and take away copies, to conduct tests or investigations, and to discuss any of its affairs, conditions, and finances with its other creditors, directors, officers, employees, or representatives from time to time, during reasonable business hours.

8.5 Taxes. Borrower will, and will cause each other Company, to promptly pay when due any and all Taxes, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien have been and continue to be stayed.

8.6 Payment of Obligations. Borrower will, and will cause each other Company, to promptly pay (or renew and extend) all of its material obligations as they become due (unless the obligations are being contested in good faith by appropriate proceedings).

8.7 Expenses. Borrower shall promptly pay, within five (5) days following the receipt of an invoice therefor setting forth the amount thereof (a) all costs, fees, and expenses paid or incurred by Administrative Agent and Arranger in connection with the arrangement, syndication, and negotiation of the Facility and the negotiation, preparation, delivery, and execution of the Loan Papers and any related amendment, waiver, or consent (including in each case, without limitation, the reasonable fees and expenses of Administrative Agent’s and Arranger’s counsel) and (b) all costs, fees, and expenses of Lenders, Administrative Agent, and Arranger incurred by Administrative Agent, Arranger, or any Lender in connection with the enforcement of the obligations of any Company arising under the Loan Papers or the exercise of any Rights arising under the Loan Papers (including, but not limited to, reasonable attorneys’ fees, expenses, and costs paid or incurred in connection with any workout or restructure and any action taken in connection with any Debtor Relief Laws), all of which shall be a part of the Obligation and shall bear interest, if not paid upon demand, at the Default Rate until repaid.

8.8 Maintenance of Existence, Assets, and Business. Except as otherwise permitted by Section 9.11, Borrower will, and will cause each other Company to (a) maintain its corporate existence and good standing in its state of incorporation and its authority to transact business in all other states where failure to maintain its authority to transact business is a Material Adverse Event; (b) maintain all licenses, permits, and franchises necessary for its business where failure to do so is a Material Adverse Event; (c) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

8.9 Insurance. Borrower will, and will cause each other Company to, maintain with financially sound, responsible, and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses similarly situated, which insurance may provide for reasonable deductibility from coverage thereof. Borrower shall, and shall cause each other Company to, deliver to Administrative Agent certificates of insurance for each policy of insurance and evidence of payment of all premiums which certificates of insurance shall name Administrative Agent as an additional insured, secured party, mortgagee and loss payee and which provide Administrative Agent with at least thirty (30) days notice of cancellation or reduction in coverage. If any insurance policy covered by an insurance certificate previously delivered to Administrative Agent is altered or canceled, then Borrower shall cause to be promptly delivered to Administrative Agent a replacement certificate (in form and substance satisfactory to Administrative Agent).

8.10 Preservation and Protection of Rights. Borrower will, and will cause each other Company to, perform the acts and duly authorize, execute, acknowledge, deliver, file, and record any additional writings as Administrative Agent or Majority Lenders may reasonably deem necessary or appropriate to perfect and maintain the Lender Liens and preserve and protect the Rights of Administrative Agent and Lenders under any Loan Paper.

8.11 Environmental Laws. Borrower will, and will cause each other Company to, (a) conduct its business so as to comply with all applicable Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any Environmental Law, except where failure to comply or take action would not have a monetary impact or cost to the Borrower equal to or in excess of five percent (5%) of the Borrower’s pre-tax income during the preceding Four Quarter Period, or would otherwise be a Material Adverse Event, such amount in no event to exceed $5,000,000 and (b) establish and maintain a management system designed to ensure compliance with applicable Environmental Laws and minimize financial and other risks to each Company arising under applicable Environmental Laws or as the result of environmentally related injuries to Persons or property. Borrower shall deliver reasonable evidence of compliance with the foregoing covenant to Administrative Agent within thirty (30) days after any request from Majority Lenders.

8.12 Subsidiaries. Borrower shall pledge to Administrative Agent for the benefit of Lenders all stock of each Person that becomes a Subsidiary of Borrower after the date of this Agreement (whether as a result of acquisition, creation, or otherwise) within ten (10) days after becoming a Subsidiary of Borrower and shall execute and deliver a stock power in form acceptable to Administrative Agent, as well as the original stock certificate. Borrower further agrees, (i) within ten (10) days after any Person becomes a Subsidiary of Borrower, that Borrower will cause such Subsidiary to execute a Guaranty and shall promptly deliver such executed Guaranty to Administrative Agent and (ii) within ninety (90) days after such Person becomes a Subsidiary of the Borrower, that the Borrower will cause such Subsidiary to deliver to Administrative Agent (A) a certificate from the secretary of the such Subsidiary attaching (I) a true and complete copy of the resolutions of its board of directors (or equivalent) and of all documents evidencing all necessary corporate (or equivalent) action (in form and substance satisfactory to Administrative Agent) taken by it to authorize the execution and delivery of the Loan Papers to which it is a party and the transactions contemplated thereby, (II) attaching a true and complete copy of its organizational documents, (III) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign the Loan Papers, including therein a signature specimen of such officer or officers and (IV) attaching a certificate of good standing (or equivalent) of the secretary of state of the jurisdiction of its organization and of each other jurisdiction in which it is qualified to do business, (B) Uniform Commercial Code, tax and judgment lien search reports with respect to each applicable public office where Liens are or may be filed in respect of such Subsidiary disclosing that there are no Liens of record in such official’s office covering any Collateral or showing such Subsidiary as debtor thereunder (other than Liens permitted to exist pursuant to Section 9.5), (C) legal opinions from counsel to such Subsidiary as may be reasonably required by Administrative Agent and (D) to the extent requested, all documentation and all other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

8.13 Indemnification. BORROWER WILL, AND WILL CAUSE EACH OTHER COMPANY TO, JOINTLY AND SEVERALLY, INDEMNIFY, PROTECT, AND HOLD ADMINISTRATIVE AGENT, ARRANGER, AND LENDERS AND THEIR RESPECTIVE PARENTS, SUBSIDIARIES, REPRESENTATIVES, SUCCESSORS, AND ASSIGNS (INCLUDING ALL OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS) (COLLECTIVELY, THE “INDEMNIFIED PARTIES”) HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, AND PROCEEDINGS AND ALL COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL ATTORNEYS’ FEES AND LEGAL EXPENSES WHETHER OR NOT SUIT IS BROUGHT), AND DISBURSEMENTS OF ANY KIND OR NATURE (THE “INDEMNIFIED LIABILITIES”) THAT MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE INDEMNIFIED PARTIES, IN ANY WAY RELATING TO OR ARISING OUT OF (A) THE DIRECT OR INDIRECT RESULT OF THE VIOLATION BY ANY COMPANY OF ANY ENVIRONMENTAL LAW; (B) ANY COMPANY’S GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL, OR PRESENCE IN CONNECTION WITH ITS PROPERTIES OF A HAZARDOUS SUBSTANCE (INCLUDING, WITHOUT LIMITATION, (I) ALL DAMAGES OF ANY USE, GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL, OR PRESENCE OR (II) THE COSTS OF ANY ENVIRONMENTAL INVESTIGATION, MONITORING, REPAIR, CLEANUP, OR DETOXIFICATION AND THE PREPARATION AND IMPLEMENTATION OF ANY CLOSURE, REMEDIAL OR OTHER PLANS); OR (C) THE LOAN PAPERS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN; PROVIDED HOWEVER, IF THERE IS MORE THAN ONE INDEMNIFIED PARTY HAVING A RIGHT TO DEFEND SUCH CLAIM, ACTION, PROCEEDING OR SUIT AS AFORESAID, THE OBLIGATION OF BORROWER AND THE OTHER COMPANIES TO PAY THE FEES AND EXPENSES OF SUCH INDEMNIFIED PARTIES SHALL BE LIMITED TO ONE FIRM OF ATTORNEYS. ANY INDEMNIFIED PARTY SHALL ALSO HAVE THE RIGHT TO EMPLOY SEPARATE COUNSEL AND TO PARTICIPATE IN ITS DEFENSE, BUT THE FEES AND EXPENSES OF SUCH COUNSEL SHALL BE BORNE BY SUCH INDEMNIFIED PARTY. ANY DECISION BY AN INDEMNIFIED PARTY TO EMPLOY ITS OWN COUNSEL (WHETHER OR NOT AT BORROWER’S EXPENSE) SHALL IN NO WAY AFFECT ANY RIGHTS OF SUCH INDEMNIFIED PARTY OTHERWISE ARISING UNDER THIS SECTION 8.13. IN ADDITION, BORROWER AND THE OTHER COMPANIES WILL NOT BE LIABLE FOR ANY SETTLEMENT OF ANY CLAIM, ACTION, PROCEEDING OR SUIT UNLESS BORROWER HAS CONSENTED THERETO IN WRITING. HOWEVER, ALTHOUGH EACH INDEMNIFIED PARTY HAS THE RIGHT TO BE INDEMNIFIED UNDER THE LOAN PAPERS FOR ITS OWN ORDINARY NEGLIGENCE, NO INDEMNIFIED PARTY HAS THE RIGHT TO BE INDEMNIFIED UNDER THE LOAN PAPERS FOR ITS OWN FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT. THE PROVISIONS OF AND UNDERTAKINGS AND INDEMNIFICATION SET FORTH IN THIS PARAGRAPH SHALL SURVIVE THE SATISFACTION AND PAYMENT OF THE OBLIGATION AND TERMINATION OF THIS AGREEMENT.

8.14 Further Assurances. The Borrower shall, and shall cause each Guarantor to, do such further things and execute such additional documents (including, without limitation, the perfection of security interest, in after-acquired property) as are reasonably requested by Lenders or the Administrative Agent.

8.15 Change of Control. Borrower shall promptly, but in any event within five (5) Business Days, give written notice to Administrative Agent upon obtaining knowledge of the occurrence of a Change of Control.

SECTION 9 NEGATIVE COVENANTS. So long as Lenders are committed to fund Borrowings and the Administrative Agent is committed to issue LCs under this Agreement, and thereafter until the Obligation is paid in full, Borrower covenants and agrees as follows:

9.1 Taxes. Borrower may not and may not permit any Company to use any portion of the proceeds of any Borrowing to pay the wages of employees, unless a timely payment to or deposit with the United States of America of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

9.2 Payment of Obligations. Borrower may not and may not permit any Company to voluntarily prepay principal of, or interest on, any Debt other than the Obligation, if a Default or Potential Default exists.

9.3 Employee Plans. Except where a Material Adverse Event would not result, Borrower may not and may not permit any Company to permit any of the events or circumstances described in Section 7.10 to exist or occur.

9.4 Debt and Debt Instruments. Borrower may not and may not permit any Company to create, incur, or suffer to exist any Funded Debt, other than Permitted Debt, nor materially modify any Debt that is subordinate to the Obligations or any document or instrument evidencing such Debt.

9.5 Liens. Borrower may not and may not permit any Company to (a) create, incur, or suffer or permit to be created or incurred or to exist any Lien upon any of its assets other than Permitted Liens or (b) enter into or permit to exist any arrangement or agreement that directly or indirectly prohibits any Company from creating or incurring any Lien on any of its assets, other than the Loan Papers and leases that place a Lien prohibition on only the leased property.

9.6 Transactions with Affiliates. Except as disclosed on the attached Schedule 7.14, or on the most recently amended Schedule 7.14, (if the disclosures are approved by Majority Lenders), Borrower may not and may not permit any Company to enter into any material transaction with any of its Affiliates (excluding other Companies), other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate. For purposes of this Section 9.6, a transaction is “material” if it requires any Company to pay more than $5,000,000 during the term of the agreement governing such transaction.

9.7 Compliance with Laws and Documents. Borrower may not and may not permit any Company to (a) violate the provisions of any Laws applicable to it or of any Material Agreement to which it is a party if that violation alone, or when aggregated with all other violations, would be a Material Adverse Event; (b) violate the provisions of its charter or bylaws; or (c) repeal, replace, or amend any provision of its charter or bylaws if that action would be a Material Adverse Event.

9.8 Loans, Advances and Investments. Except as permitted by Section 9.9 or Section 9.11, Borrower may not and may not permit any Company to make any loan, advance, extension of credit or capital contribution to, make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Debt of, or interests in, any other Person; provided, however, Borrower or a Company may make an advance to, investment in or purchase from another Person if:

(1) (a) such action results in the acquisition of such Person by Borrower or such Company, (b) such action results in the Borrower’s direct or indirect ownership of new stores, (c) such Person is in a line of business which is substantially the same as or complementary to the Borrower’s principal line of business, (d) the executive offices of such Person are located in either the United States or Canada, and (e) immediately after giving effect to such acquisition, the Companies shall be in pro forma compliance with all covenants under Article 10 (which pro forma compliance shall be calculated based on the actual results of Borrower for the immediately preceding Four Quarter Period and the projected EBITDA and Debt of such Person for the immediately succeeding Four Quarter Period as reasonably determined by Borrower) and shall not be in Default or Potential Default under this Agreement; provided that if any acquisition described in this clause (1) is in excess of an aggregate cost to Borrower or such Company of more than $50,000,000 (excluding any loans, advances or other extensions of credit or capital contributions made or to be made by Borrower or such Company in connection with the consummation of such acquisition), Borrower shall deliver to Administrative Agent, prior to the consummation of such acquisition, a certificate of a Responsible Officer of Borrower in form and substance satisfactory to Administrative Agent demonstrating, on a pro forma basis after giving effect to such acquisition that the Companies shall be in compliance with all covenants in this Agreement, or

(2) such action is used to provide financial assistance to third parties that may be purchasing or subleasing certain facilities owned or leased by Borrower and the cumulative principal amount of such financing is not greater than $10,000,000 (provided that such third party loans shall be assigned to Lenders and shall not exceed a term of five (5) years), or

(3) such action is for investments in Cash Equivalents, or

(4) such action is for investments in marketable securities traded on a national securities exchange for which there can be obtained a publicly quoted fair market value and the aggregate fair market value of such marketable securities is not greater than $5,000,000 at any time, or

(5) (a) such action results in the acquisition of a minority ownership interest in such Person by Borrower or such Company, (b) such Person is in a line of business which is substantially the same as or complementary to the Borrower’s principal line of business, (c) the executive offices of such Person are located in either the United States or Canada, and (d) immediately after giving effect to such acquisition, the Companies shall be in pro forma compliance with all covenants under Article 10 (which pro forma compliance shall be calculated based on the actual results of Borrower for the immediately preceding Four Quarter Period and the projected EBITDA and Debt of such Person for the immediately succeeding Four Quarter Period as reasonably determined by Borrower) and shall not be in Default or Potential Default under this Agreement; provided that if any acquisition described in this clause (5) is in excess of an aggregate cost to Borrower or such Company of more than $30,000,000 (excluding any loans, advances or other extensions of credit or capital contributions made or to be made by Borrower or such Company in connection with the consummation of such acquisition), Borrower shall deliver to Administrative Agent, prior to the consummation of such acquisition, a certificate of a Responsible Officer of Borrower in form and substance satisfactory to Administrative Agent demonstrating, on a pro forma basis after giving effect to such acquisition that the Companies shall be in compliance with all covenants in this Agreement.

9.9 Dividends and Distributions. Borrower may not and may not permit any Company to declare, make, or pay any Distribution other than Distributions declared, made, or paid by (a) Borrower wholly in the form of its capital stock; (b) any other Company to Borrower; (c) Borrower in cash in respect of the retirement, redemption, purchase or other acquisition of its Capital Stock or other equity securities, provided that, before and after giving effect to any such retirement, redemption, purchase or other acquisition, the Companies shall be in compliance with all covenants under Article 10 and shall not be in Default or Potential Default under this Agreement; and (d) Borrower in cash in respect of dividends on its Capital Stock or other equity securities in an aggregate amount in any Four Quarter Period not to exceed an amount equal to 50% of the Net Income of Borrower and its Subsidiaries for the immediately preceding Four Quarter Period, provided that, before and after giving effect to any such cash dividend permitted to be made under this clause (d), the Companies shall be in compliance with all covenants under Article 10 and shall not be in Default or Potential Default under this Agreement. Borrower may not and may not permit any Company to enter into or permit to exist any arrangement or agreement (other than the Loan Papers) that prohibits it from paying dividends or other distributions to its shareholders.

9.10 Sale of Assets. Borrower may not and may not permit any Company to sell, assign, lease, transfer, or otherwise dispose of any of its assets, other than (a) sales of inventory in the ordinary course of business; (b) the sale, discount, or transfer of delinquent accounts receivable in the ordinary course of business for purposes of collection; (c) occasional sales, leases, or other dispositions of immaterial assets for consideration not less than fair market value; (d) sales, leases, or other dispositions of assets that are obsolete or have negligible fair market value; (e) sales of equipment for a fair and adequate consideration (but if replacement equipment is necessary for the proper operation of the business of the seller, the seller must promptly replace the sold equipment); (f) sale and leasebacks of real property that do not in the aggregate exceed forty percent (40%) of the Borrower’s capital expenditures in the prior fiscal year; (g) sale, lease, or other disposition by a Company of its assets to the Borrower; (h) sale and leasebacks of equipment that are acquired and sold within twelve (12) months of acquisition of such equipment, (i) sales of assets or sale-leasebacks (as defined in Section 9.16) of assets the aggregate net proceeds in respect of which do not exceed $50,000,000 during the period from the Closing Date to the Facility Maturity Date and sold for a price which is within a fair market value for such assets, provided that if the net proceeds from any single transaction in respect of any sale-leaseback of assets is in excess of $15,000,000, Borrower shall deliver to Administrative Agent, prior to the consummation of such sale-leaseback, a certificate of a Responsible Officer of Borrower demonstrating, on a pro forma basis after giving effect to such sale-leaseback that the Companies shall be in compliance with all covenants in this Agreement; or (j) as disclosed on the attached Schedule 9.10.

9.11 Mergers and Dissolutions. Borrower may not and may not permit any Company to merge or consolidate with any other Person or liquidate, wind up, or dissolve (or suffer any liquidation or dissolution); provided, however, if after giving effect thereto, no Default shall have occurred and be continuing (a) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation; (b) any Person other than the Borrower may merge into any Subsidiary of the Borrower in a transaction in which the surviving entity is such Subsidiary; and (c) any Subsidiary of the Borrower may liquidate or dissolve so long as the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower.

9.12 Assignment. Borrower may not and may not permit any Company to assign or transfer any of its Rights, duties, or obligations under any of the Loan Papers.

9.13 Fiscal Year and Accounting Methods. Borrower may not and may not permit any Company to change its fiscal year or its method of accounting (other than immaterial changes in methods or as required or permitted by GAAP).

9.14 New Businesses. Borrower may not and may not permit any Company to engage in any business except the businesses in which they are presently engaged and any other reasonably related business.

9.15 Government Regulations. Borrower may not and may not permit any Company to conduct its business in a way that it becomes regulated under the Investment Company Act of 1940, as amended.

9.16 Leases; Sale-Leasebacks; Tax Leases. Except as otherwise permitted by Section 9.10, the Borrower will not, and will not permit any Subsidiary to, enter into any arrangement whereby the Borrower or any such Subsidiary shall sell or transfer property owned by the Borrower or such Subsidiary and then or thereafter as Lessee rent or lease such property (any such arrangement being herein referred to as a “sale-leaseback”).

9.17 Subsidiaries. Permit any Person other than a Company to acquire, directly or indirectly, beneficially or of record, shares representing more than twenty percent (20%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of any Subsidiary of the Borrower.

SECTION 10 FINANCIAL COVENANTS. So long as Lenders are committed to fund Borrowings and Administrative Agent is committed to issue LCs under this Agreement, and thereafter until the Obligation is paid and performed in full, Borrower covenants and agrees to comply with the following financial covenants as calculated on the last day of each fiscal quarter period and certified by Borrower in the most recent Compliance Certificate delivered to Administrative Agent, on behalf of the Lenders, from time to time in accordance with the terms of this Agreement:

(a) Interest Coverage Ratio. At all times, Borrower shall not permit the Interest Coverage Ratio to be less than 1.95 to 1.00.

(b) Adjusted Debt to EBITDAR. At no time shall Adjusted Debt to EBITDAR exceed 4.50 to 1.00.

SECTION 11 DEFAULT. The term Default means the occurrence of any one or more of the following events:

11.1 Payment of Obligation. The failure of any Company to pay any part of the Obligation within five (5) Business Days after it becomes due and payable under the Loan Papers.

11.2 Covenants. The failure of Borrower (and, if applicable, any other Company) to punctually and properly perform, observe, and comply with:

(a) Any covenant or agreement contained in Sections 8.2, 9.2, 9.9, 9.10, 9.11, 9.12, or 9.16;

(b) Any covenant or agreement contained in Section 8.1(a) and (b), 8.3, 8.4, 8.8, 9.3, 9.4, 9.8, 9.13, 9.14, 9.15, or 9.17, and failure continues for ten (10) days after the first to occur of (i) Borrower knows of or (ii) Borrower receives notice from Administrative Agent of, such failure; or

(c) Any other covenant or agreement contained in any Loan Paper (other than the covenants to pay the Obligation and the covenants in clauses (a) and (b) preceding), and failure continues for thirty (30) days after the first to occur of (i) Borrower knows of or (ii) Borrower receives notice from Administrative Agent of, such failure.

11.3 Debtor Relief. Any Company (a) is not Solvent; (b) fails to pay its Debts generally as they become due; (c) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law; or (d) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of Administrative Agent or any Lender granted in the Loan Papers (unless, if the proceeding is involuntary, the applicable petition is dismissed within sixty (60) days after its filing).

11.4 Judgments and Attachments. Any Company fails, within sixty (60) days after entry, to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $5,000,000 (individually or collectively) or any warrant of attachment, sequestration, or similar proceeding against any Company’s assets having a value (individually or collectively) of $5,000,000, which is neither (a) stayed on appeal nor (b) diligently contested in good faith by appropriate proceedings and adequate reserves have been set aside on its books in accordance with GAAP.

11.5 Government Action. (a) A final non-appealable order is issued by any Tribunal (including, but not limited to, the United States Justice Department) seeking to cause any Company to divest a significant portion of its assets under any antitrust, restraint of trade, unfair competition, industry regulation or similar Laws or (b) any Tribunal condemns, seizes or otherwise appropriates or takes custody or control of all or any substantial portion of the assets of any Company.

11.6 Misrepresentation. Any representation or warranty made by any Company contained in any Loan Paper at any time proves to have been materially incorrect when made.

11.7 Material Adverse Event. A Material Adverse Event occurs and is continuing.

11.8 Default Under Other Agreements. (a) Any Company fails to pay when due (after lapse of any applicable grace period) any Debt in excess (individually or collectively) of $5,000,000; (b) any default exists under any agreement to which a Company is a party, the effect of which is to cause, or to permit any Person (other than a Company) to cause, an amount in excess (individually or collectively) of $5,000,000 to become due and payable by any Company before its stated maturity; or (c) any Debt in excess (individually or collectively) of $5,000,000 is declared to be due and payable or required to be prepaid by any Company before its stated maturity.

11.9 LCs. Administrative Agent is served with, or becomes subject to, a court order, injunction, or other process or decree restraining or seeking to restrain it from paying any amount under any LC and either (a) a drawing has occurred under the LC and Borrower has refused to reimburse Administrative Agent for payment or (b) the expiration date of the LC has occurred but the right of any beneficiary thereunder to draw under the LC has been extended past the expiration date in connection with the pendency of the related court action or proceeding and Borrower has failed to deposit with

Administrative Agent cash collateral in an amount equal to Administrative Agent’s maximum exposure under the LC.

11.10 Validity and Enforceability of Loan Papers. Except in accordance with its terms or as otherwise expressly permitted by this Agreement, any Loan Paper at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared by a Tribunal to be null and void or its validity or enforceability is contested in writing by any Company party thereto or any Company denies in writing that it has any further liability or obligations under any Loan Paper to which it is a party.

11.11 Employee Benefit Plans. Any of the following exists with respect to any Employee Plan of any Company: (a) a Reportable Event; (b) disqualification or involuntary termination proceedings; (c) voluntary termination proceedings are initiated while a funding deficiency (as determined under section 412 of the Code) exists; (d) withdrawal liability exists with respect to a Multiemployer Plan; (e) a trustee is appointed by any federal district court or the PBGC to administer an Employee Plan; (f) termination proceedings are initiated by the PBGC; (g) failure by any Company to promptly notify Administrative Agent upon its receipt of notice of any proceeding or other actions that may result in termination of an Employee Plan if the proceeding or termination would constitute a Material Adverse Event.

SECTION 12 RIGHTS AND REMEDIES.

12.1 Remedies Upon Default.

(a) If a Default (i) occurs under Section 11.3(c) or (ii) occurs and is continuing under Section 11.3(a), (b), or (d), the commitment to extend credit under this Agreement automatically terminates, the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind whatsoever, and Borrower must provide cash collateral in an amount equal to the then-existing LC Exposure.

(b) If a Default occurs and is continuing, subject to the terms of Section 13.5(b), Administrative Agent may (with the consent of, and must, upon the request of, Majority Lenders), do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the entire unpaid balance of all or any part of the Obligation immediately due and payable, whereupon it is due and payable; (ii) terminate the commitments of Lenders to extend credit under this Agreement; (iii) reduce any claim to judgment; (iv) to the extent permitted by Law, exercise (or request each Lender to, and each Lender is entitled to, exercise) the Rights of offset or banker’s Lien against the interest of any Company in and to every account and other property of any Company that are in the possession of Administrative Agent or any Lender to the extent of the full amount of the Obligation (and to the extent permitted by Law, each Company is deemed directly obligated to each Lender in the full amount of the Obligation for this purpose); (v) demand Borrower to provide cash collateral in an amount equal to the LC Exposure then existing; and (vi) exercise any and all other legal or equitable Rights afforded by the Loan Papers, the Laws of the State of New York, or any other applicable jurisdiction.

(c) If, in reliance on Section 13.5(b), Administrative Agent refuses to take any action under Section 12.1(b) at the request of Majority Lenders, then Majority Lenders may take that action.

12.2 Company Waivers. To the extent permitted by Law, each Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

12.3 Performance by Administrative Agent. If any covenant, duty or agreement of any Company is not performed in accordance with the terms of the Loan Papers, Administrative Agent may, while a Default exists, at its option (but subject to the approval of Majority Lenders), perform or attempt to perform that covenant, duty or agreement on behalf of that Company (and any amount expended by Administrative Agent in its performance or attempted performance is payable by the Companies, jointly and severally, to Administrative Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Administrative Agent’s expenditure until paid). However, neither Administrative Agent nor any Lender assumes or shall have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty, or agreement of any Company.

12.4 Not in Control. None of the covenants or other provisions contained in any Loan Paper shall, or shall be deemed to, give Administrative Agent or Lenders the Right to exercise control over the assets (including, without limitation, real property), affairs, or management of any Company; the power of Administrative Agent and Lenders is limited to the Right to exercise the remedies provided in this Section 12.

12.5 Course of Dealing. The acceptance by Administrative Agent or Lenders of any partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by Administrative Agent, Majority Lenders, or Lenders of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Administrative Agent, Majority Lenders, or Lenders in exercising any Right under the Loan Papers will impair that Right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Papers or otherwise.

12.6 Cumulative Rights. All Rights available to Administrative Agent, Majority Lenders, and Lenders under the Loan Papers are cumulative of and in addition to all other Rights granted to Administrative Agent, Majority Lenders, and Lenders at law or in equity, whether or not the Obligation is due and payable and whether or not Administrative Agent, Majority Lenders, or Lenders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Papers.

12.7 Application of Proceeds. Any and all proceeds ever received by Administrative Agent or Lenders from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation according to Section 3.11.

12.8 Diminution in Value of Collateral. Neither Administrative Agent nor any Lender has any liability or responsibility whatsoever for any diminution in or loss of value of any collateral now or hereafter securing payment or performance of all or any part of the Obligation (other than diminution in or loss of value caused by its gross negligence or willful misconduct).

12.9 Certain Proceedings. Borrower will promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements, and all other documents and papers Administrative Agent or Majority Lenders reasonably request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, or authorization of any Tribunal or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Papers. Because Borrower agrees that Administrative Agent’s and Majority Lenders’ remedies at Law for failure of Borrower to comply with the provisions of this paragraph would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this paragraph may be specifically enforced.

12.10 Change of Control. Notwithstanding anything to the contrary contained in this Agreement, the Majority Lenders may, upon the happening of a Change of Control, declare the Notes due and payable on a date not earlier than sixty (60) days after delivery of written notice to Borrower. The Notes then outstanding (including all Principal Debt plus accrued interest thereon and any other amounts owed by Borrower to Administrative Agent or Lenders pursuant to this Agreement or any other Loan Paper) shall thereupon become automatically due and payable on the date set forth in such notice without any further notice or demand of any kind.

SECTION 13 AGREEMENT AMONG LENDERS.

13.1 Administrative Agent.

(a) Each Lender appoints Administrative Agent (and Administrative Agent accepts appointment) as its nominee and agent, in its name and on its behalf: (i) to act as its nominee and on its behalf in, under and in accordance with all Loan Papers; (ii) to arrange the means whereby its funds are to be made available to Borrower under the Loan Papers; (iii) to take any action that it properly requests under the Loan Papers (subject to the concurrence of other Lenders as may be required under the Loan Papers); (iv) to receive all documents and items to be furnished to it under the Loan Papers; (v) to be the secured party, mortgagee, beneficiary, recipient, and similar party in respect of any collateral for the benefit of Lenders; (vi) to promptly distribute to it all material information, requests, documents, and items received from Borrower under the Loan Papers; (vii) to promptly distribute to it its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Papers (including without limitation, environmental notices, notices of default and all financial statements and Compliance Certificates); and (viii) to deliver to the appropriate Persons requests, demands, approvals, and consents received from it. However, Administrative Agent may not be required to take any action that exposes it to personal liability or that is contrary to any Loan Paper or applicable Law.

(b) If the initial or any successor Administrative Agent ever ceases to be a party to this Agreement or if the initial or any successor Administrative Agent ever resigns (whether voluntarily or at the request of Majority Lenders), then Majority Lenders shall appoint the successor Administrative Agent from among the Lenders with Commitment Sums of at least $25,000,000 (other than the resigning Administrative Agent). If Majority Lenders fail to appoint a successor Administrative Agent within thirty (30) days after the resigning Administrative Agent has given notice of resignation or Majority Lenders have removed the resigning Administrative Agent, then the resigning Administrative Agent may, on behalf of Lenders and with the consent of the Borrower, which shall not be unreasonably withheld or delayed, appoint a successor Administrative Agent, which must be a commercial bank having a combined capital and surplus of at least $1,000,000,000 (as shown on its most recently published statement of condition). Upon its acceptance of appointment as successor Administrative Agent, the successor Administrative

Agent succeeds to and becomes vested with all of the Rights of the prior Administrative Agent, and the prior Administrative Agent is discharged from its duties and obligations of Administrative Agent under the Loan Papers (but, when used in connection with LCs issued and outstanding before the appointment of the successor Administrative Agent, “Administrative Agent” shall continue to refer solely to RBS Citizens, N.A.), and each Lender shall execute such documents as any Lender, the resigning or removed Administrative Agent, or the successor Administrative Agent reasonably request to reflect the change. After any Administrative Agent’s resignation or removal as Administrative Agent under the Loan Papers, the provisions of this Section 13 inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Papers.

(c) Administrative Agent, in its capacity as a Lender, has the same Rights under the Loan Papers as any other Lender and may exercise those Rights as if it were not acting as Administrative Agent; the term “Lender” shall, unless the context otherwise indicates, include Administrative Agent; and Administrative Agent’s resignation or removal shall not impair or otherwise affect any Rights that it has or may have in its capacity as an individual Lender. Each Lender and Borrower agree that Administrative Agent is not a fiduciary for Lenders or for Borrower but simply is acting in the capacity described in this Agreement to alleviate administrative burdens for Borrower and Lenders, that Administrative Agent has no duties or responsibilities to Lenders or Borrower except those expressly set forth in the Loan Papers, and that Administrative Agent in its capacity as a Lender has all Rights of any other Lender.

(d) Administrative Agent may now or hereafter be engaged in one or more loan, letter of credit, leasing or other financing transaction with Borrower, act as trustee or depositary for Borrower, or otherwise be engaged in other transactions with Borrower (the “other activities”) not the subject of the Loan Papers. Without limiting the Rights of Lenders specifically set forth in the Loan Papers, Administrative Agent is not responsible to account to Lenders for those other activities, and no Lender shall have any interest in any other activities, any present or future guaranties by or for the account of Borrower that are not contemplated or included in the Loan Papers, any present or future offset exercised by Administrative Agent in respect of those other activities, any present or future property taken as security for any of those other activities, or any property now or hereafter in Administrative Agent’s possession or control that may be or become security for the obligations of Borrower arising under the Loan Papers by reason of the general description of indebtedness secured or of property contained in any other agreements, documents, or instruments related to any of those other activities (but, if any payments in respect of those guaranties or that property or the proceeds thereof is applied by Administrative Agent to reduce the Obligation, then each Lender is entitled to share ratably in the application as provided in the Loan Papers).

13.2 Expenses. Each Lender shall pay its Pro Rata Part of any reasonable expenses (including, without limitation, court costs, reasonable attorneys’ fees, and other costs of collection) incurred by Administrative Agent (while acting in such capacity) in connection with any of the Loan Papers if Administrative Agent is not reimbursed from other sources within thirty (30) days after incurrence. Each Lender is entitled to receive its Pro Rata Part of any reimbursement that it makes to Administrative Agent if Administrative Agent is subsequently reimbursed from other sources.

13.3 Proportionate Absorption of Losses. Except as otherwise provided in the Loan Papers, nothing in the Loan Papers gives any Lender any advantage over any other Lender insofar as the Obligation (other than any Hedging Obligation) is concerned or to relieve any Lender from ratably absorbing any losses sustained with respect to the Obligation (except (x) for Hedging Obligations and (y) to the extent unilateral actions or inactions by any Lender result in Borrower or any other obligor on the Obligation having any credit, allowance, setoff, defense, or counterclaim solely with respect to all or any part of that Lender’s Pro Rata Part of the Obligation).

13.4 Delegation of Duties; Reliance. Lenders may perform any of their duties or exercise any of their Rights under the Loan Papers by or through Administrative Agent, and Lenders and Administrative Agent may perform any of their duties or exercise any of their Rights under the Loan Papers by or through their respective Representatives. Administrative Agent, Lenders and their respective Representatives (a) are entitled to rely upon (and shall be protected in relying upon) any written or oral statement believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinion of counsel selected by Administrative Agent or that Lender (but nothing in this clause (a) permits Administrative Agent to rely on (i) oral statements if a writing is required by this Agreement or (ii) any other writing if a specific writing is required by this Agreement), (b) are entitled to deem and treat each Lender as the owner and holder of its Pro Rata Part of the Principal Debt for all purposes until, subject to Section 14.12, written notice of the assignment or transfer is given to and received by Administrative Agent (and any request, authorization, consent or approval of any Lender is conclusive and binding on each subsequent holder, assignee or transferee of or Participant in that Lender’s Pro Rata Part of the Principal Debt until that notice is given and received), (c) are not deemed to have notice of the occurrence of a Default unless a responsible officer of Administrative Agent, who handles matters associated with the Loan Papers and transactions thereunder, has actual knowledge or Administrative Agent has been notified by a Lender or Borrower, and (d) are entitled to consult with legal counsel (including counsel for Borrower), independent accountants, and other experts selected by Administrative Agent and are not liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of counsel, accountants, or experts.

13.5 Limitation of Administrative Agent’s Liability.

(a) Neither Administrative Agent nor any of its Representatives will be liable for any action taken or omitted to be taken by it or them under the Loan Papers in good faith and believed by it or them to be within the discretion or power conferred upon it or them by the Loan Papers or be responsible for the consequences of any error of judgment (except for fraud, gross negligence or willful misconduct), and neither Administrative Agent nor any of its Representatives has a fiduciary relationship with any Lender by virtue of the Loan Papers (but nothing in this Agreement negates the obligation of Administrative Agent to account for funds received by it for the account of any Lender).

(b) Unless indemnified to its satisfaction, Administrative Agent may not be compelled to do any act under the Loan Papers or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Loan Papers. If Administrative Agent requests instructions from Lenders, or Majority Lenders, as the case may be, with respect to any act or action in connection with any Loan Paper, Administrative Agent is entitled to refrain (without incurring any liability to any Person by so refraining) from that act or action unless and until it has received instructions. In no event, however, may Administrative Agent or any of its Representatives be required to take any action that it or they determine could incur for it or them criminal or onerous civil liability. Without limiting the generality of the foregoing, no Lender has any right of action against Administrative Agent as a result of Administrative Agent’s acting or refraining from acting under this Agreement in accordance with instructions of Majority Lenders, or, if unanimity is required, in accordance with instructions of all Lenders.

(c) Administrative Agent is not responsible to any Lender or any Participant for, and each Lender represents and warrants that it has not relied upon Administrative Agent in respect of, (i) the creditworthiness of any Company and the risks involved to that Lender, (ii) the effectiveness, enforceability, genuineness, validity or due execution of any Loan Paper (other than by Administrative Agent), (iii) any representation, warranty, document, certificate, report or statement made therein (other than by Administrative Agent) or furnished thereunder or in connection therewith, (iv) the adequacy of any collateral now or hereafter securing the Obligation or the existence, priority or perfection of any Lien now or hereafter granted or purported to be granted on the collateral under any Loan Paper, or (v) the observance of or compliance with any of the terms, covenants or conditions of any Loan Paper on the part of any Company. EACH LENDER AGREES TO INDEMNIFY ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES AND HOLD THEM HARMLESS FROM AND AGAINST (BUT LIMITED TO SUCH LENDER’S PRO RATA PART OF) ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, REASONABLE EXPENSES, AND REASONABLE DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER THAT MAY BE IMPOSED ON, ASSERTED AGAINST, OR INCURRED BY THEM IN ANY WAY RELATING TO OR ARISING OUT OF THE LOAN PAPERS OR ANY ACTION TAKEN OR OMITTED BY THEM UNDER THE LOAN PAPERS IF ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES ARE NOT REIMBURSED FOR SUCH AMOUNTS BY ANY COMPANY. ALTHOUGH ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES HAVE THE RIGHT TO BE INDEMNIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN ORDINARY NEGLIGENCE, ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES DO NOT HAVE THE RIGHT TO BE INDEMNIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.

13.6 Delegation of Duties by Administrative Agent. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Paper by or through any one or more sub-agents appointed by Administrative Agent and any sub-agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Paper by or through any one or more sub-agents appointed by such sub-agent with the approval of Administrative Agent (such appointing sub-agent is referred to in this Section 13.6 as an “Appointing Sub-Agent”). Administrative Agent and each such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 13 and of Section 8.13 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 13 and of Section 8.13 shall apply to each such sub-agent and to the Affiliates of each such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent and/or an Appointing Sub-Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Companies and Lenders, (ii) such rights, benefits and privileges

(including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and, if applicable, an Appointing Sub-Agent and not to any Company, Lender or any other Person and no Company, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent; provided, that, notwithstanding anything herein to the contrary, (i) Administrative Agent shall remain solely responsible for the performance of its obligations under the Loan Papers and for any actions and/or omissions by any agent and/or sub-agent of Administrative Agent and (ii) Administrative Agent’s Rights and obligations under the Loan Papers shall remain unchanged.

13.7 Default; Collateral. If Administrative Agent receives notice of a Default from Borrower or any Lender, Administrative Agent shall notify Lenders of such Default and Lenders agree to promptly confer in order that Majority Lenders or Lenders, as the case may be, may agree upon a course of action for the enforcement of the Rights of Lenders. Unless and until Administrative Agent receives directions from Majority Lenders, Administrative Agent shall refrain from taking any action (without incurring any liability to any Person for so refraining), provided that, unless and until the Administrative Agent has received such directions, the Administrative Agent may, at its option, take such actions as it deems appropriate without the direction of the Majority Lenders in circumstances where the ability of Lenders to recover the Obligation may otherwise be materially impaired. In actions with respect to any property of Borrower, Administrative Agent is acting for the ratable benefit of each Lender. Administrative Agent shall hold, for the ratable benefit of all Lenders, any security it receives for the Obligation or any guaranty of the Obligation it receives upon or in lieu of foreclosure.

13.8 Limitation of Liability. No Lender or any Participant will incur any liability to any other Lender or Participant except for acts or omissions in bad faith, and neither Administrative Agent nor any Lender or Participant will incur any liability to any other Person for any act or omission of any other Lender or any Participant.

13.9 Relationship of Lenders. The Loan Papers, and the documents delivered in connection therewith, do not create a partnership or joint venture among Administrative Agent and Lenders or among Lenders.

13.10 Other Agents. None of the Lenders identified on the cover page or signature pages of this Agreement or otherwise herein as being the “Syndication Agent” or a “Documentation Agent” (collectively, the “Other Agents”) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of the Other Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

13.11 Collateral Matters.

(a) Each Lender authorizes and directs Administrative Agent to enter into the Security Documents for the ratable benefit of Lenders. Each Lender agrees that any action taken by Administrative Agent concerning any Collateral with the consent of, or at the request of, Majority Lenders in accordance with the provisions of this Agreement, the Security Documents or the other Loan Papers, and the exercise by Administrative Agent (with the consent of, or at the request of, Majority Lenders) of powers concerning the Collateral set forth in any Loan Paper, together with other reasonably incidental powers, shall be authorized and binding upon all Lenders.

(b) Administrative Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time before a Default or Potential Default, to take any action with respect to any Collateral or Security Documents that may be necessary to perfect and maintain perfected the Lender Liens upon the Collateral granted by the Security Documents.

(c) Administrative Agent has no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Company or is cared for or protected.

(d) Administrative Agent shall exercise the same care and prudent judgment with respect to the Collateral and the Security Documents as it normally and customarily exercises in respect of similar collateral and security documents.

(e) Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lender Lien upon any Collateral (i) upon full payment of the Obligation; (ii) constituting property being sold or disposed of as permitted under Section 9.10, if Administrative Agent determines that the property being sold or disposed is being sold or disposed in accordance with the requirements and limitations of Section 9.10 and Administrative Agent concurrently receives all mandatory prepayments with respect thereto, if any, in accordance with Section 9.10; (iii) constituting property in which no Company owned any interest at the time the Lender Lien was granted or at any time thereafter; (iv) constituting property leased to any Company under a lease that has expired or been terminated in a transaction permitted under this Agreement or is about to expire and that has not been, and is not intended by that Company to be, renewed; (v) consisting of an instrument evidencing Debt pledged to Administrative Agent (for the benefit of Lenders), if the Debt evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by Majority Lenders subject to Section 14.10(b)(vi). Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral under this Section 13.11(e).

13.12 Benefits of Agreement. None of the provisions of this Section 13 inure to the benefit of any Company or any other Person other than Administrative Agent and Lenders; consequently, no Company or any other Person is entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of Administrative Agent or any Lender to comply with these provisions.

SECTION 14 MISCELLANEOUS.

14.1 Headings. The headings, captions and arrangements used in any of the Loan Papers are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Papers, nor affect the meaning thereof.

14.2 Nonbusiness Days; Time. Any payment or action that is due under any Loan Paper on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a LIBOR Rate Borrowing, in which case if the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day. Unless otherwise indicated, all time references (e.g., 10:00 a.m.) are to New York, New York time.

14.3 Communications.

(a) Unless otherwise specifically provided, whenever any Loan Paper requires or permits any consent, approval, notice, request, demand or other communication from one party to another, communication must be in writing (which may be by telex or facsimile) to be effective and shall be deemed to have been given (i) if by telex, when transmitted to the appropriate telex number and the appropriate answerback is received; (ii) if by facsimile, when transmitted to the appropriate facsimile number (and all communications sent by facsimile must be confirmed promptly thereafter by telephone; but any requirement in this parenthetical shall not affect the date when the facsimile shall be deemed to have been delivered); (iii) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified mail, return receipt requested, and deposited in the appropriate official postal service; or (iv) if by any other means, when actually delivered. Until changed by notice pursuant to this Agreement, the address (and facsimile number) for each party to a Loan Paper is set forth on the attached Schedule 1.

(b) Notices and other communications to Lenders and Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

14.4 Form and Number of Documents. The form, substance, and number of counterparts of each writing to be furnished under this Agreement must be satisfactory to Administrative Agent and its counsel.

14.5 Exceptions to Covenants. Borrower may not and may not permit any Company to take or fail to take any action that is permitted as an exception to any of the covenants contained in any Loan Paper if that action or omission would result in the breach of any other covenant contained in any Loan Paper.

14.6 Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Papers survive all closings under the Loan Papers and, except as otherwise indicated, are not affected by any investigation made by any party.

14.7 Governing Law. Except as expressly provided in a Loan Paper, the Laws (other than conflict-of-laws provisions) of the State of New York and of the United States of America govern the Rights and duties of the parties to the Loan Papers and the validity, construction, enforcement, and interpretation of the Loan Papers.

14.8 Invalid Provisions. Any provision in any Loan Paper held to be illegal, invalid, or unenforceable is fully severable; the appropriate Loan Paper shall be construed and enforced as if that provision had never been included; and the remaining provisions shall remain in full force and effect and shall not be affected by the severed provision. Administrative Agent, Lenders, and each Company party to the affected Loan Paper agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid, and enforceable. However, if the provision held to be illegal, invalid, or unenforceable is a material part of this Agreement, such invalid, illegal, or unenforceable provision shall be, to the extent permitted by Law, replaced by a clause or provision judicially construed and interpreted to be as similar in substance and content to the original terms of such illegal, invalid, or unenforceable clause or provision as the context thereof would reasonably allow, so that such clause or provision would thereafter be legal, valid and enforceable.

14.9 Venue; Service of Process; Jury Trial. EACH PARTY TO ANY LOAN PAPER, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND ASSIGNS (AND IN THE CASE OF BORROWER, FOR EACH OTHER COMPANY), (a) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF NEW YORK; (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE LOAN PAPERS AND THE OBLIGATION BROUGHT IN DISTRICT COURTS OF NEW YORK, NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; (c) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE AFOREMENTIONED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (d) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND-DELIVERY, OR BY DELIVERY BY A NATIONALLY RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS SET FORTH IN THIS AGREEMENT; (e) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY TO ANY LOAN PAPER ARISING OUT OF OR IN CONNECTION WITH THE LOAN PAPERS OR THE OBLIGATION MAY BE BROUGHT IN ONE OF THE AFOREMENTIONED COURTS; AND (f) IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY LOAN PAPER. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Borrower (for itself and on behalf of each other Company) acknowledges that these waivers are a material inducement to Administrative Agent’s and each Lender’s agreement to enter into a business relationship, that Administrative Agent and each Lender have already relied on these waivers in entering into this Agreement, and that Administrative Agent and each Lender will continue to rely on each of these waivers in related future dealings. Borrower (for itself and on behalf of each other Company) further warrants and represents that it has reviewed these waivers with its legal counsel and that it knowingly and voluntarily agrees to each waiver following consultation with legal counsel. THE WAIVERS IN THIS SECTION

14.9 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, OR REPLACEMENTS TO OR OF THIS OR ANY OTHER LOAN PAPER. In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

14.10 Amendments, Consents, Conflicts, and Waivers.

(a) Unless otherwise specifically provided, (i) this Agreement may be amended only by an instrument in writing executed by Borrower, Administrative Agent and Majority Lenders and supplemented only by documents delivered or to be delivered in accordance with the express terms of this Agreement and (ii) the other Loan Papers may only be the subject of an amendment, modification, or waiver that has been approved by Majority Lenders and Borrower.

(b) Any amendment, consent or waiver under this Agreement or any Loan Paper that purports to accomplish any of the following must be in writing and executed by Borrower and Administrative Agent and executed (or approved, as the case may be) by each Lender: (i) extend the due date or decrease the amount of any scheduled payment of the Obligation beyond the date specified in the Loan Papers; (ii) decrease any rate or amount of interest, fees, or other sums payable to Administrative Agent or Lenders under this Agreement (except such reductions as are contemplated by this Agreement); (iii) change the definition of “Applicable Margin,” “Commitment Usage,” “Committed Sum,” “Facility Committed Sum,” “Majority Lenders,” “Maturity Date” or “Facility Maturity Date”; (iv) increase or decrease any one or more Lenders’ Committed Sums except as provided in this Agreement; (v) except as permitted by Section 9.10, consent to the release of all or a material portion of the Collateral under the Security Documents; (vi) change the provisions of Section 13 to the detriment of any Lender; (vii) change any provision requiring ratable distributions to Lenders; (viii) subject any Lender to a greater obligation than expressly provided in this Agreement; or (ix) change this clause (b) or any other matter specifically requiring the consent of all Lenders under this Agreement.

(c) Any conflict or ambiguity between the terms and provisions of this Agreement and terms and provisions in any other Loan Paper is controlled by the terms and provisions of this Agreement.

(d) No course of dealing or any failure or delay by Administrative Agent, any Lender, or any of their respective Representatives with respect to exercising any Right of Administrative Agent or any Lender under this Agreement operates as a waiver thereof. A waiver must be in writing and signed by Administrative Agent and Lenders (or Majority Lenders, if permitted under this Agreement) to be effective, and a waiver will be effective only in the specific instance and for the specific purpose for which it is given.

14.11 Multiple Counterparts. Any Loan Paper may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of thereof, it shall not be necessary to produce or account for more than one counterpart. Each Lender need not execute the same counterpart of this Agreement so long as identical counterparts are executed by Borrower, each Lender, and Administrative Agent. This Agreement shall become effective when counterparts of this Agreement have been executed and delivered to Administrative Agent by each Lender, Administrative Agent and Borrower, or, in the case only of Lenders, when Administrative Agent has received facsimile, telexed or other evidence satisfactory to it that each Lender has executed and is delivering to Administrative Agent a counterpart of this Agreement.

14.12 Successors and Assigns; Participations.

(a) Each Loan Paper binds and inures to the benefit of the parties thereto, any intended beneficiary thereof, and each of their respective successors and permitted assigns. No Lender may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligation except as permitted by this Section 14.12.

(b) Subject to the provisions of this section and in accordance with applicable Law, any Lender may, in the ordinary course of its commercial banking business, at any time sell to one or more Persons that is not a Company or an Affiliate of a Company (each a “Participant”) participating interests in its portion of the Obligation. The selling Lender shall remain a “Lender” under this Agreement (and the Participant shall not constitute a “Lender” under this Agreement) and its obligations under this Agreement shall remain unchanged. The selling Lender shall remain solely responsible for the performance of its obligations under the Loan Papers and shall remain the holder of its share of the Principal Debt for all purposes under this Agreement. Borrower and Administrative Agent shall continue to deal solely and directly with the selling Lender in connection with that Lender’s Rights and obligations under the Loan Papers. Participants have no Rights under the Loan Papers, other than certain voting Rights as provided below. Subject to the following, each Lender may obtain (on behalf of its Participants) the benefits of Section 3 with respect to all participations in its part of the Obligation outstanding from time to time so long as Borrower is not obligated to pay any amount in excess of the amount that would be due to that Lender under Section 3 calculated as though no participations have been made. No Lender may sell any participating interest under which the Participant has any Rights to approve any amendment, modification or waiver of any Loan Paper, except to the extent the amendment, modification or waiver extends the due date for payment of any principal, interest or fees due under the Loan Papers, reduces the interest rate or the amount of principal or fees applicable to the Obligation (except reductions contemplated by this Agreement), or releases a material portion of the Collateral, if any, for the Obligation (other than releases of collateral permitted by Section 13.11(e)). However, if a Participant is entitled to the benefits of Section 3 or a Lender grants Rights to its Participants to approve amendments to or waivers of the Loan Papers respecting the matters described in the previous sentence, then that Lender must include a voting mechanism in the relevant participation agreement whereby a majority of its portion of the Obligation (whether held by it or participated) shall control the vote for all of that Lender’s portion of the Obligation. Except in the case of the sale of a participating interest to another Lender, the relevant participation agreement shall prohibit the Participant from transferring, pledging, assigning, selling participations in, or otherwise encumbering its portion of the Obligation.

(c) Subject to the provisions of this section, any Lender may at any time, in the ordinary course of its commercial banking business, (i) without the consent of Borrower or Administrative Agent, assign all or any part of its Rights and obligations under the Loan Papers to any of its Affiliates or any other Lender (each a “Purchaser”) and (ii) upon the prior written consent of Borrower and Administrative Agent (which will not be unreasonably withheld or delayed), assign to any other Person that is not (A) a Company or an Affiliate of a Company or (B) a business competitor of any Company (each of which is also a “Purchaser”) a proportionate part (not less than the greater of (x) $5,000,000 or (y) its remaining balance, and an integral multiple of $1,000,000) of all or any part of its Rights and obligations under the Loan Papers;

provided, however, that such assigning Lender must retain an obligation hereunder to fund at least $10,000,000 of the Facility, unless otherwise agreed by the Borrower and Administrative Agent (such consent not to be unreasonably withheld or delayed). In each case, the Purchaser shall assume those Rights and obligations under an assignment agreement substantially in the form of the attached Exhibit G. Each assignment under this Section 14.12 (c) shall include a ratable interest in the assigning Lender’s Rights and obligations under the Facility. Upon (i) delivery to Borrower and Administrative Agent (A) of an assignment agreement electronically executed and delivered via an electronic settlement system acceptable to the Administrative Agent or (B) an assignment agreement manually executed and (ii) payment of a fee of $3,500 from the transferee to Administrative Agent, from and after the assignment’s effective date (which shall be after the date of delivery), the Purchaser shall for all purposes be a Lender party to this Agreement and shall have all the Rights and obligations of a Lender under this Agreement to the same extent as if it were an original party to this Agreement with commitments as set forth in the assignment agreement, and the transferor Lender shall be released from its obligations under this Agreement to a corresponding extent, and, except as provided in the following sentence, no further consent or action by Borrower, Lenders or Administrative Agent shall be required. Upon the consummation of any transfer to a Purchaser under this clause (c), the then-existing Schedule 1 shall automatically be deemed to reflect the name, address, and Committed Sum of such Purchaser, Borrower shall execute and deliver to each of the transferor Lender and the Purchaser a Facility Note in the face amount of its respective Committed Sum under the Facility following transfer, and, upon receipt of its new Facility Note, the transferor Lender shall return to Borrower the Facility Note previously delivered to it under this Agreement. A Purchaser is subject to all the provisions in this section as if it were a Lender signatory to this Agreement as of the date of this Agreement.

(d) Any Lender may at any time, without the consent of Borrower or Administrative Agent, assign all or any part of its Rights under the Loan Papers to a Federal Reserve Bank without releasing the transferor Lender from its obligations thereunder.

(e) The words “execution,” “signed,” “signature,” and words of like import in any assignment agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.13 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Company’s obligations under the Loan Papers remain in full force and effect until the Facility Committed Sum is terminated and the Obligation is paid in full (except for provisions under the Loan Papers which by their terms expressly survive payment of the Obligation and termination of the Loan Papers). If at any time any payment of the principal of or interest on any Note or any other amount payable by Borrower or any other obligor on the Obligation under any Loan Paper is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the obligations of each Company under the Loan Papers with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

14.14 Confidentiality. Borrower, Administrative Agent, Arranger and Lenders agree to keep all information concerning the structure and documentation of this Agreement confidential, including without limitation all information of a confidential nature received by them from Borrower pursuant to this Agreement; provided, however, that such information may be disclosed: (a) to directors, officers, employees, agents, representatives, or outside counsel of Borrower or of the Administrative Agent or any Lender or any Affiliate of any Lender; (b) to any auditor, government official, or examiner; (c) pursuant to any subpoena or other order of any court or administrative agency or otherwise as may be required by applicable law, rule, or regulation; (d) to any other Person if reasonably incidental to the administration of the credit facility provided herein; (e) in connection with any litigation to which such Lender or any of its Affiliates may be a party; (f) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Paper; (g) subject to provisions substantially similar to those contained in this Section 14.14 to any actual or proposed participant or assignee; or (h) to any assignee of or participant in, or prospective assignee of or participant in, any Lender’s Borrowings or its Committed Sum or any part thereof under any credit agreement who, in each case set forth in clauses (a) through (h), agrees in writing to be bound by the terms of this Section; and provided further, that no confidentiality obligation shall attach to any information which (1) is or becomes publicly known, through no wrongful act on the part of any Person who shall have received such information, (2) is rightfully received by such Person from a third party, (3) is independently developed by such Person, or (4) is explicitly approved for release by Borrower.

14.15 Entirety. THIS AGREEMENT AND THE OTHER WRITTEN LOAN PAPERS (EACH AS AMENDED IN WRITING FROM TIME TO TIME) EXECUTED BY ANY COMPANY, ANY LENDER, OR ADMINISTRATIVE AGENT REPRESENT THE FINAL AGREEMENT AMONG THE COMPANIES, LENDERS, AND ADMINISTRATIVE AGENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

14.16 Government Regulations; USA Patriot Act.

(a) Borrower shall (i) ensure that no person who owns a controlling interest in or otherwise controls Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders of the President of the United States of America (“Executive Orders”), that prohibits or limits Lenders from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, and (ii) ensure that the proceeds of the Borrowings shall not be used to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto. Further, Borrower shall comply, and cause its Subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

(b) Each of Administrative Agent and each Lender hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and its Subsidiaries and other information that will allow Administrative Agent and such Lender to identify Borrower and its Subsidiaries in accordance with the USA Patriot Act.

14.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Paper), Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Lenders, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Papers; (ii) (A) each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Papers; and (iii) each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXECUTED as of the day and year first written above.

MONRO MUFFLER BRAKE, INC., as Borrower

By:	/s/ Catherine D’Amico
Name:	Catherine D’Amico
Title:	Executive Vice President – Finance, Treasurer and Chief Financial Officer

Monro Muffler Credit Agreement–Signature Page

RBS CITIZENS, N.A.,
as Administrative Agent and a Lender

By:	/s/ Daniel Bernard
Name:	Daniel Bernard
Title:	Senior Vice President

Monro Muffler Credit Agreement–Signature Page

BANK OF AMERICA, N.A.,
as Syndication Agent and a Lender

By:	/s/ Colleen O’Brien
Name:	Colleen O’Brien
Title:	Senior Vice President

Monro Muffler Credit Agreement–Signature Page

JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agent and a Lender

By:	/s/ Thomas C. Strasenburgh
Name:	Thomas C. Strasenburgh
Title:	Authorization Officer

Monro Muffler Credit Agreement–Signature Page

BRANCH BANKING AND TRUST COMPANY,
as Co-Documentation Agent and a Lender

By:	/s/ Kenneth M. Blackwell
Name:	Kenneth M. Blackwell
Title:	Senior Vice President

Monro Muffler Credit Agreement–Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joseph M. Koenig
Name:	Joseph M. Koenig
Title:	Vice President

Monro Muffler Credit Agreement–Signature Page

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nancy B. Rencis
Name:	Nancy B. Rencis
Title:	Senior Vice President

Monro Muffler Credit Agreement–Signature Page

FIRST NIAGARA BANK, N.A., as a Lender

By:	/s/ Philip M. Hendrix
Name:	Philip M. Hendrix
Title:	Vice President

Monro Muffler Credit Agreement–Signature Page